UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities  Exchange Act of 1934 (Amendment No.    )

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Sunoco, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1

Sunoco, Inc. Ten Penn Center 1801 Market Street Philadelphia, PA 19103-1699

NOTICE OF ANNUAL MEETING

Dear Sunoco Shareholder:

On Thursday, May 1, 2003, Sunoco, Inc. will hold its 2003 Annual Meeting of Shareholders at the Moore College of Art and Design, Stewart Auditorium, 20th Street and the Parkway, Philadelphia, PA. The meeting will begin at 9:30 a.m.

Only shareholders who owned stock at the close of business on February 7, 2003 can vote at this meeting or any adjournments that may take place. At the meeting we will consider:

1.	Election of a Board of Directors;

2.	Approval of the amendment and restatement of the Long-Term Performance Enhancement Plan II (“LTPEP II”);

3.	Ratification of the appointment of our independent auditors for the fiscal year 2003; and

4.	Any other business properly presented at the meeting.

At the meeting we will also report on Sunoco’s 2002 business results and other matters of interest to shareholders.

Your Board of Directors recommends that you vote in favor of proposals 1 through 3 above, which are further described in this proxy statement. This proxy statement also outlines the corporate governance practices at Sunoco, discusses our compensation practices and philosophy, and describes the Audit Committee’s recommendation to the Board regarding our 2002 financial statements. We encourage you to read these materials carefully.

Whether or not you expect to attend the meeting, we urge you to vote promptly.

For those shareholders who consented to access the Proxy Statement and Annual Report through our Internet site (www.SunocoInc.com), we thank you for supporting our cost reducing efforts. For shareholders who may be interested in receiving information electronically in the future, you may indicate your preference when you vote.

The approximate date of mailing for this proxy statement and card as well as a copy of Sunoco’s 2002 Annual Report is March 21, 2003. For further information about Sunoco, please visit our web site at www.SunocoInc.com.

By Order of the Board of Directors,

ANN C. MULÉ

CHIEF GOVERNANCE OFFICER, ASSISTANT GENERAL COUNSEL

AND CORPORATE SECRETARY

MARCH 21, 2003

PROXY STATEMENT

Questions and Answers

1.	Q. Who is entitled to vote?
A:	Shareholders as of the close of business on the record date, February 7, 2003, are entitled to vote at the Annual Meeting.

2.	Q: How do I cast my vote?
A:	There are four different ways you may cast your vote this year. You may vote by:

(1)	telephone, using the toll-free number listed on each proxy card (if you are a shareholder of record) or vote instruction card (if your shares are held by a bank or broker);
(2)	the Internet, at the address provided on each proxy or vote instruction card;
(3)	marking, signing, dating, and mailing each proxy or vote instruction card and returning it in the envelope provided. If you return your signed proxy or vote instruction card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the three proposals; or
(4)	attending the meeting (if your shares are registered directly in your name on Sunoco’s books and not held through a broker, bank or other nominee).

For voting procedures for shares held in the Sunoco, Inc. Capital Accumulation Plan or “SunCAP,” Sunoco’s 401(k) Plan for employees, see Question 9.

If you are the registered shareholder (that is, if you hold your stock in your name), you can vote by telephone or electronically through the Internet by following the instructions provided on the proxy card. You will need to use the individual control number that is printed on your proxy card in order to authenticate your ownership.

If your shares are held in “street name” (that is, they are held in the name of a broker, bank or other nominee), or your shares are held in custody for your account by The Vanguard Fiduciary Trust Company, as trustee for SunCAP, you will receive instructions with your materials that you must follow in order to have your shares voted. Please review your proxy or vote instruction card to determine whether you will be able to vote by telephone or electronically.

The deadline for voting by telephone or electronically is 11:59 p.m. Eastern U.S. Time, April 30, 2003.

3.	Q: How do I revoke or change my vote?
A:	You may revoke or change your vote by:

(1)	notifying Sunoco’s Corporate Secretary or its designated agent, IVS Associates, Inc., Suite 210, 111 Continental Drive, Newark, DE 19713, in writing at any time before the meeting;
(2)	submitting a later-dated proxy by mail, telephone, or via the Internet; or
(3)	voting in person at the meeting (if your shares are registered directly in your name on Sunoco’s books and not held through a broker, bank, or other nominee).

The latest-dated, timely, properly completed proxy that you submit, whether by mail, telephone or the Internet, will count as your vote. If a vote has been recorded for your shares and you submit a proxy card that is not properly signed or dated, the previously recorded vote will stand.

4.	Q: Who will count the vote?
A:	Representatives of IVS Associates, Inc., an independent tabulator, will count the vote and act as the judge of election.

5.	Q: Is my vote confidential?
A:	Proxy cards, vote instruction cards, telephone and Internet voting reports, ballots and voting tabulations that identify individual shareholders are returned directly to IVS Associates, Inc. and are handled in a manner that protects your voting privacy. As a registered shareholder, SunCAP participant, or Non-Objecting Beneficial Owner, your vote will not be disclosed to Sunoco except: (1) as needed to permit IVS Associates, Inc. to tabulate and certify the vote; (2) as required by law; or (3) in limited circumstances such as a proxy contest in opposition to the Board. Additionally, all comments written on the proxy or vote instruction card or elsewhere will be forwarded to Sunoco, but your identity will be kept confidential unless you specifically ask that your name be disclosed.

6.	Q: What shares are included on the proxy or vote instruction card(s)?
A:	The shares on your proxy or vote instruction card(s) represent those shares registered directly in your name, those held on account in Sunoco’s Shareholder Access & Reinvestment Plan or “SHARP” and SunCAP shares. If you do not cast your vote, your shares (except for those in SunCAP) will not be voted. See Question 9 for an explanation of the voting procedure for shares in SunCAP.

7.	Q: What does it mean if I get more than one proxy or vote instruction card?
A:	If your shares are registered differently and are in more than one account, you will receive more than one card. Please complete and return all of the proxy or vote instruction cards you receive (or vote by telephone or the Internet all of the shares on all of the proxy or vote instruction cards received) to ensure that all of your shares are voted.

8.	Q: How many shares can vote?
A:	As of the February 7, 2003 record date, 76,525,859 shares of Sunoco common stock were issued and outstanding. Every shareholder of common stock is entitled to one vote for each share held as of the record date.

9.	Q: How is Sunoco common stock in SunCAP voted?
A:	Voting instructions from SunCAP participants are maintained in the strictest confidence and will not be disclosed to Sunoco except as set forth in those limited circumstances discussed in Question 5, which apply to all shareholders. If you hold shares of Sunoco common stock through SunCAP, you may vote by instructing the SunCAP trustee, The Vanguard Fiduciary Trust Company (“Vanguard”), how to vote your shares pursuant to the vote instruction card that is mailed to you with this proxy statement. If you do not provide voting instructions, or provide unclear voting instructions, then Vanguard will vote the shares in your SunCAP account in proportion to the way the shares of Sunoco common stock are voted by the other SunCAP participants.

10.	Q: What is a “quorum”?
A:	A “quorum” is a majority of the outstanding shares. They may be present at the meeting or represented by proxy. There must be a quorum for the meeting to be held, and a proposal must receive more than 50% of the shares voting to be adopted. If you submit a timely, properly executed proxy or vote instruction card, then you will be considered part of the quorum, even if you abstain from voting.

Abstentions: Abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is the same as an abstention. Abstentions and withheld votes are counted as shares present and entitled to be voted.

Broker Non-Votes: Broker non-votes occur when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the shareholder, and (2) the broker lacks the authority to vote the shares at his/her discretion. Broker non-votes will not affect the outcome of any of the matters being voted upon at the meeting, and they are not counted as shares present and entitled to be voted with respect to the matter on which the broker has not voted expressly.

11.	Q: Who can attend the Annual Meeting and how do I get a ticket?
A:	All shareholders who owned shares on February 7, 2003 may attend. Just check the box on your proxy or vote instruction card, or as indicated on the Internet site, or press the appropriate key if voting by telephone. If your shares are held through a broker and you’d like to attend, please write to Ann C. Mulé, Chief Governance Officer, Assistant General Counsel and Corporate Secretary, Sunoco, Inc., Ten Penn Center, 1801 Market Street, Philadelphia, PA 19103-1699. Include a copy of your brokerage account statement or an omnibus proxy (which you can get from your broker), and we will send you a ticket.

12.	Q: How will voting on any other business be conducted?
A:	Although we do not know of any business to be considered at the 2003 Annual Meeting other than the proposals described in this proxy statement, if any other business is presented at the Annual Meeting, your signed proxy or vote instruction card, or your authenticated Internet or telephone proxy, gives authority to John G. Drosdick, Sunoco’s Chairman, Chief Executive Officer and President, and Ann C. Mulé, Sunoco’s Chief Governance Officer, Assistant General Counsel and Corporate Secretary, to vote on such matters at their discretion.

13.	Q: Can I, in the future, receive my proxy statement and annual report over the Internet?
A:	Yes. You can receive this information over the Internet.

(1)	If you are a registered shareholder: You can agree to access the annual report and proxy statement on the Internet by completing the question regarding consent included on your proxy or vote instruction card, on the Internet site, or on the telephone. You will be notified when you receive your proxy card that the materials are available on our web site (www.SunocoInc.com). Your choice of electronic delivery will remain in effect until you contact us by sending a written request to the Corporate Secretary, Sunoco, Inc., Ten Penn Center, 1801 Market Street, Philadelphia, PA 19103-1699.

(2)	If you hold shares through a broker or bank: Please refer to the information provided by that entity in the proxy materials mailed to you; or contact your broker or bank and indicate your preference to access the documents on the Internet.

14.	Q: If I am receiving multiple copies of the proxy statement and annual report at my residence, what do I need to do to receive only one copy?
A:	With your consent and the consent of other shareholders in your household, we may send one set of the proxy statement and annual report to a household where two or more Sunoco shareholders reside if we believe they are members of the same family. Each consenting shareholder would continue to receive a separate notice of annual meeting and proxy card. This procedure, referred to as “householding,” would reduce the volume of duplicate information you receive, and would also reduce the Company’s printing and mailing costs. If you are an eligible shareholder and would be interested in receiving only one copy of the proxy statement and annual report, please complete the question regarding consent relating to multiple copies included on your proxy or vote instruction card, on the Internet site, or on the telephone; or you may contact the Company by sending a written request to the Corporate Secretary, Sunoco, Inc., Ten Penn Center, 1801 Market Street, Philadelphia, PA 19103-1699. Your consent will remain in effect unless Sunoco receives contrary instructions from you or other shareholders in your household. Should you revoke your consent, Sunoco will begin sending individual copies of the annual report and proxy statement to you within thirty (30) days of your revocation. Also, if you would like to obtain a separate copy of the annual report or proxy statement, you may direct your request to the address above, or you may call 215-977-6082. If you hold your shares in street name, please contact your broker.

15.

Q:           I have Sunoco shares that are held in street name, as do others in my household. We received only one copy of the proxy statement and annual report. What if I would like additional copies of these materials?

A:	Some brokerage firms have instituted “householding” in connection with the delivery of annual reports and proxy statements (see Question 14). If your family holds Sunoco shares in multiple brokerage accounts, you may have previously received “householding” notification from your broker or bank. If you wish to revoke your decision to household and thereby receive multiple reports, please contact your broker directly. If any shareholder residing at the same address would like additional copies of the annual report or proxy statement, please contact your broker or bank, or you may contact Sunoco at Ten Penn Center, 1801 Market Street, Philadelphia, PA 19103-1699, Attention: Corporate Secretary.

16.	Q: Does any shareholder own 5% or more of Sunoco’s common stock?
A:	Wellington Management Company, LLP has reported the following ownership of Sunoco’s common stock, as of December 31, 2002. The information below is based on the most recent Schedule 13G filed with the Securities and Exchange Commission, except as otherwise known by the Company.

Shareholder Name and Address	Shares	Percent of Outstanding Shares

Wellington Management Company, LLP 75 State Street Boston, MA 02109	10,594,201[1]	13.86%

NOTE TO TABLE:

[1]	According to a Schedule 13G dated February 12, 2003 filed with the Securities and Exchange Commission, Wellington Management Company, LLP holds shared voting power of 6,692,700 shares, and shared dispositive power of 10,594,201 shares.

17.	Q: When are the shareholder proposals for the 2004 Annual Meeting due?
A:	All shareholder proposals to be considered for inclusion in next year’s proxy statement must be submitted in writing to Ann C. Mulé, Chief Governance Officer, Assistant General Counsel and Corporate Secretary, Sunoco, Inc., Ten Penn Center, 1801 Market Street, Philadelphia, PA 19103-1699 by November 21, 2003.

Additionally, Sunoco’s advance notice bylaw provisions require that any shareholder proposal to be presented from the floor of the 2004 Annual Meeting must be submitted in writing to Ann C. Mulé, at the above address, by December 31, 2003, and must be accompanied by:

♦	the name, residence and business address of the proposing shareholder;

♦	a representation that the shareholder is a record holder of Sunoco stock or holds Sunoco stock through a broker and the number of shares held; and

♦	a representation that the shareholder intends to appear in person or by proxy at the 2004 Annual Meeting to present the proposal.

A proposal may be presented from the floor only after Sunoco’s Board of Directors has determined that it is a proper matter for consideration under our bylaws.

18.	Q: Can a shareholder nominate someone to be a director of Sunoco?
A:	As a shareholder, you may recommend any person as a nominee for director of Sunoco by writing to the Governance Committee of the Board of Directors, c/o Sunoco, Inc., Ten Penn Center, 1801 Market Street, Philadelphia, PA 19103-1699. Recommendations must be received by December 31, 2003 for the 2004 Annual Meeting, and must be accompanied by:

♦	the name, residence and business address of the nominating shareholder;

♦	a representation that the shareholder is a record holder of Sunoco stock or holds Sunoco stock through a broker and the number of shares held;

♦	a representation that the shareholder intends to appear in person or by proxy at the 2004 Annual Meeting to nominate the individual(s) if the nominations are to be made at a shareholder meeting;

♦	information regarding each nominee which would be required to be included in a proxy statement;

♦	a description of any arrangements or understandings between and among the shareholder and each and every nominee; and

♦	the written consent of each nominee to serve as a director, if elected.

19.	Q: How much did this proxy solicitation cost?
A:	Morrow & Co., Inc. was hired to assist in the distribution of proxy materials and the solicitation of votes for a fee of $10,000, plus estimated out-of-pocket expenses of $10,000. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

20.	Q: Who is soliciting my vote?
A:	Your vote is being solicited by the Board of Directors of Sunoco, Inc. for the 2003 Annual Meeting of Shareholders to be held on Thursday, May 1, 2003 at 9:30 a.m.

Section 16(a) Beneficial Ownership Reporting Compliance

Sunoco believes that during 2002, all SEC filings of its officers and directors complied with the requirements of Section 16 of the Securities Exchange Act, based on a review of forms filed, or written notice that no annual forms were required.

GOVERNANCE OF THE COMPANY

Corporate Governance Guidelines

INTRODUCTION

Sunoco’s corporate governance practices are designed to ensure that the most qualified directors are elected, that—other than the CEO—Sunoco’s directors are independent directors, and that directors are provided with full and transparent information from management so that the Board can function at its highest level. Corporate governance practices also help to ensure that full and transparent disclosures are made by Sunoco to its shareholders, the securities markets and the Securities and Exchange Commission.

Sunoco’s Board has been focused on developing corporate governance practices for Sunoco for many years. Sunoco published its first set of formal corporate governance guidelines in 1998 and has updated and republished these guidelines each year in its proxy statement so that its shareholders would be well informed as to the manner in which Sunoco is governed.

Sunoco’s Board has specifically charged its Governance Committee with the responsibility of keeping up with “best practices” in corporate governance so that the practices can continually be updated. Recognizing that corporate governance is of critical importance to the corporate enterprise and thus merits adequate resources, the Board elected in 2002 a Chief Governance Officer—a senior level executive whose job duties are dedicated to corporate governance and providing guidance with respect to compliance with the federal securities laws. With respect to corporate governance matters, this executive reports directly to the Governance Committee and the full Board to help ensure that governance practices, consistent with Sunoco’s “best practices” philosophy, are implemented over time and in the context of an ever-changing and increasingly complex world.

The following Corporate Governance Guidelines were adopted by Sunoco’s Board of Directors on March 6, 2003.

ROLE OF BOARD AND MANAGEMENT:    Sunoco’s business is conducted by its employees under the direction of the CEO and the oversight of the Board, to enhance the long-term value of Sunoco for its shareholders. The Board is elected by the shareholders to oversee management and to assure that the long-term interests of the shareholders are being served. Both the Board and management recognize that the long-term interests of Sunoco are advanced by responsibly addressing the concerns of other constituencies, including employees, customers, suppliers and the communities in which Sunoco operates.

BOARD COMPOSITION

Annual Director Election:    Each director is elected annually by shareholders for a one-year term. Sunoco does not have a “staggered board.”

Director Independence:    A director is “independent” only if he or she is a non-management director and is free of any direct or indirect material relationship with Sunoco or its management. Ten of Sunoco’s eleven current directors meet the “independence” standards of the current New York Stock Exchange, as well as the proposed New York Stock Exchange standards filed with the Securities and Exchange Commission in August 2002.

Board Size and Mix:    Annually by resolution, Sunoco’s Board fixes the number of directors that will constitute the Board for the following year. The Board believes that a board size of between 10 and 12 directors is the ideal size for Sunoco, although at times the size may vary due to transition periods for new directors in anticipation of planned director retirements. At this time, the Board has determined that a board size of 11 members is appropriate. Ten of Sunoco’s 11 current members are independent, and one member, the Chairman and Chief Executive Officer, is a management director.

Board Membership Criteria:    Each director is nominated to stand for election based on his or her professional experience, recognized achievement in his or her respective fields, an ability to contribute to some aspect of Sunoco’s business, and the willingness to make the commitment of time and effort required of a Sunoco director. Each director should possess good judgment, strength of character and an independent mind. Each director must also possess a reputation for integrity and personal and professional ethics.

The Board, through the Governance Committee, is continually assessing which functional skills or areas of expertise are needed to round out the existing strengths of the Board as part of its director selection process. The goal is to include members with the diverse skills and characteristics that—taken together—will help ensure a strong and effective board.

Director Candidate Selection:    Each year Sunoco’s Board is responsible for nominating candidates to stand for election as directors. Directors and shareholders may recommend candidates to the Board. The Governance Committee has an extensive diligence process to review potential director candidates.

Changes to a Director’s Current Position:    If the position held by an independent director at the time of election (including retirement) changes, he or she must offer to tender his or her resignation as a director to the Governance Committee.

Service by Independent Directors on Other Boards and Other Audit Committees:

➢	Other Boards. Sunoco does not limit the number of other public company boards on which an independent director may serve. However, Sunoco does expect all directors to devote sufficient time and effort to their duties as a Sunoco Board member. This is a factor that is considered in the annual individual director evaluation process.

➢	Other Audit Committees. As a general rule, Sunoco’s independent directors are expected to serve on not more than two other public company audit committees in addition to Sunoco’s.

Directors are required to obtain the approval of Sunoco’s Governance Committee prior to joining the board of another public company to ensure there are no conflicts or other issues.

Service by CEO on Other Boards:    The CEO obtains the approval of the Governance Committee prior to accepting an invitation to serve on the board of another public company.

The Governance Committee is of the view that the CEO should be limited to two outside public company directorships in addition to board service on Sunoco’s 75%-owned master limited partnership, Sunoco Logistics Partners L.P.

The CEO may not serve on the board of a company on which a Sunoco independent director serves as an officer.

Retirement Age:    Sunoco’s independent directors retire from the Board at the annual meeting following their 72nd birthday. Because Sunoco’s Board has adopted a mandatory retirement age and because Sunoco’s Governance Committee annually performs an individual director evaluation for each director prior to recommending his or her nomination for election by the shareholders, the Board has decided not to adopt arbitrary term limits for its directors.

No Former CEO on Board:    It is Sunoco’s policy that when the CEO retires from Sunoco, he or she must also resign from the Board at that time.

BOARD OPERATIONS

Board Leadership:    Sunoco’s CEO also holds the position “Chairman of the Board.” Sunoco’s Chairman and CEO is not a member of any standing Board committee, other than the Executive Committee. Sunoco believes the unified position of Chairman and CEO serves the corporation well because Sunoco has 10 independent directors who have many opportunities to be involved with the agenda setting process and to significantly influence the Board process.

➢	Executive Sessions. Executive Sessions of only independent directors are regularly scheduled at the conclusion of each board meeting. A “Presiding Director” leads each Executive Session. The “Presiding Director” is responsible for leading and facilitating the agenda and discussions. Sunoco’s independent directors each serve as “Presiding Director” for an Executive Session on a rotating basis.

➢	Independent Director Only Meetings. In addition to the Executive Sessions, two separate meetings of independent directors are held each year. The Chair of the Governance Committee leads these meetings and is responsible for agenda preparation.

Board Meetings:    Sunoco’s Board usually meets seven times per year in regularly scheduled meetings, but meets more often if necessary. Annually, the Board conducts a 2-day meeting with senior management to review Sunoco’s strategic plan, goals and objectives.

Meeting Agendas:    The Chairman and CEO establishes a preliminary agenda for each board meeting. Any director may request items to be included on the agenda.

While the Board believes that a carefully planned agenda is important for effective Board meetings, the agenda is flexible enough to accommodate new developments. Ample time is scheduled at each Board meeting to assure full discussion of important matters. Agendas, in addition to including financial and operating reports, also include other reports, such as current issues that could affect Sunoco’s short- and/or long-term strategy and business, critical measures and comparisons, and other types of presentations that could enhance a director’s perspective on various matters. Management presentations are scheduled to permit a substantial proportion of Board meeting time to be available for discussion and comments.

The Corporate Secretary maintains a list of recurring agenda items and the timing of such agenda items throughout the year. This list is circulated to all Board members, who are free to add additional agenda items.

Information Flow:    Board members receive agendas and other information well in advance of Board meetings so they will have an opportunity to prepare for discussion of the items at the meeting.

Information is provided from a variety of sources, including management reports, a comparison of performance to operating and financial plans, reports on Sunoco’s stock performance and operations prepared by third parties, and articles from various business publications.

In many cases, significant items requiring Board approval may be reviewed in one or more meetings and voted upon in subsequent meetings, with the intervening time being used for clarification and discussion of relevant issues.

Regular Attendance of Non-Directors at Board Meetings:    Board meetings generally begin in executive session with only board members and Sunoco’s General Counsel and its Corporate Secretary in attendance. Thereafter, the Board meets in plenary session joined by the other Sunoco senior executives. At each meeting, numerous of Sunoco’s senior executives report to the Board on their respective areas of responsibility. At times, other Sunoco personnel are asked to make specific presentations to the Board.

New Director Orientation:    Sunoco’s new directors are required to attend an orientation session which includes receiving and reviewing extensive materials relative to Sunoco’s business and operations, visiting Sunoco facilities and meeting key personnel. The orientation also includes an overview of Sunoco’s strategic plan, goals and objectives, Sunoco’s governance practices, Sunoco’s disclosure procedures and practices, Sunoco’s compensation philosophy and an overview of Sunoco’s investor relations program.

New directors attend meetings of all Board committees to acquaint them with the work and operations of each committee. After this rotation, new directors are assigned to particular committees.

Ongoing Director Education:    Sunoco conducts ongoing training or continuing director education for its Board members. In addition to plant and site visits, Sunoco has an ongoing program of continuing director education on emerging issues and topics that could assist directors in discharging their duties. Sunoco is supportive of its directors attending outside director education programs.

Performance Evaluations:    Sunoco’s Board has a three-tier performance evaluation process which enables continuous improvements at all three tiers.

➢	Full Board Evaluation. The Board, through the Governance Committee, conducts an annual evaluation of how it is functioning as a whole. The results are reviewed with the Board.

➢	Committee Evaluation. Sunoco’s individual committees conduct annual self-evaluations. The results are reviewed with the Governance Committee and the Board.

➢	Individual Director Performance Evaluation. Individual director evaluations are conducted annually by the Governance Committee. The results are shared with the individual director.

BOARD STRUCTURE

Committees of the Board:    The Board makes all decisions of major importance to Sunoco; however, the Board has established five standing committees so that certain areas can be addressed in more depth.

Committee Structure:    Sunoco’s five standing committees are: the Audit Committee, the Compensation Committee, the Governance Committee, the Public Affairs Committee, and the Executive Committee. Each Committee has the authority to, as it deems appropriate, independently engage outside legal, accounting or other advisors or consultants. Additionally, each committee annually conducts a review and evaluation of the performance of such committee and its members. The current charters of each committee are published on Sunoco’s website and will be mailed to shareholders upon written request. A summary of the responsibilities of each of the committees follows:

➢	Audit Committee. The Audit Committee assists the Board in its oversight of the integrity of Sunoco’s financial statements and disclosures and other internal control processes and Sunoco’s compliance with ethics policies and legal and regulatory requirements. This Committee prepares a report that is included in Sunoco’s proxy statement. The Committee selects, retains, compensates, oversees and evaluates the independence and ability of the independent auditors, as well as selects, appoints and evaluates Sunoco’s General Auditor. The Committee also provides oversight on Sunoco’s guidelines and policies with respect to business risk matters and other matters deemed appropriate by the Committee. The Committee establishes procedures for handling complaints, including the anonymous, confidential treatment of those employees raising such complaints regarding Sunoco’s accounting, internal accounting controls or auditing matters.

➢	Compensation Committee. The Compensation Committee reviews and approves Sunoco’s compensation philosophy, reviews and approves the executive compensation programs, plans and awards, and reviews and approves Sunoco’s short- and long-term incentive plans. The Committee issues an annual report on executive compensation in accordance with applicable rules and regulations. This report is included in Sunoco’s proxy statement. The Committee also reviews and approves general employee pension benefit plans and other benefit plans as appropriate.

➢	Governance Committee. The Governance Committee reviews the role, composition, and structure of the Board and its committees. The Committee reviews and evaluates individual Board members each year prior to recommending the annual directors’ slate for election by shareholders at the Annual Meeting. The Committee identifies and reviews qualified individuals as potential new director candidates. The Committee consults with the CEO to review and consider recommendations regarding CEO succession and succession and development plans for the other executive officers. Additionally, the Committee sets and administers policies governing the level and form of directors’ compensation.

The Governance Committee monitors and reviews corporate governance issues and emerging trends and continually benchmarks the “best practices” and governance guidelines of its proxy peers, leading governance authorities and experts, as well as Sunoco’s institutional investors. The Committee has specifically been charged with recommending to the Board, on an on-going basis, a set of corporate governance guidelines.

➢	Public Affairs Committee. The Public Affairs Committee reviews Sunoco’s policies, practices and performance in the areas of environmental protection, health and safety, equal employment opportunity and diversity practices, government affairs and corporate charitable contributions. The Committee assesses Sunoco’s performance as a responsible corporate citizen and keeps the Board apprised of Sunoco’s relationship with its constituencies. The Committee reviews management’s position on important public affairs issues, and assures that Sunoco addresses critical public affairs issues from a perspective that considers the interests of Sunoco’s various constituencies. The Committee also assumes oversight responsibility for the resolution of significant complaints from shareholders, and the proper handling of shareholder proposals that concern topics within its purview for inclusion in Sunoco’s proxy statement.

➢	Executive Committee. The Executive Committee exercises the authority of the Board during the intervals between meetings of the Board except for Board actions specifically excluded by law and except that no action shall be taken by this Committee if any member of the Committee has voted in opposition.

Committee Membership:

➢	Independence. Each committee of the Board, except for the Executive Committee, is composed entirely of independent directors, as defined in the current New York Stock Exchange listing standards, as well as the proposed New York Stock Exchange standards filed with the Securities and Exchange Commission in August 2002. Audit Committee members are required to meet an additional NYSE independence criteria—specifically, they may not receive any compensation from Sunoco other than their directors’ compensation. As a matter of policy, Sunoco’s Board applies this additional requirement to members of the Compensation and Governance Committees.

➢	Other Qualifications. The individual qualifications of committee members are reviewed annually for compliance with the various regulatory requirements mandated for the members of each particular committee. The Governance Committee recommends the members and chairs of the Committees to the Board.

➢	Rotation Policy. Sunoco’s Board does not have a practice of automatic rotation of committee chairs and members after a set time period. There are many reasons to maintain an individual director on a specific committee, including continuity and subject matter expertise necessary for an effective committee. However, the Governance Committee reviews the strengths and expertise of each director, as well as the current and anticipated needs for each committee and, at times, may rotate members based on committee needs.

Committee Agendas:    Committee agendas are prepared by the Committee Secretary in consultation with the Committee Chair. Annual recurring events for each committee are circulated each year and used as preliminary agenda items. All committee members are free to include additional items on an agenda.

Committee Reporting:    Each Committee Chair reports to the full Board on committee actions in a timely manner, but in no event later than the next Board meeting.

BOARD RESPONSIBILITIES

Review and Approve Sunoco’s Strategic Direction, Annual Operating Plan and Major Corporate Actions:

➢	Each year, the Board and the senior management team participate in a two-day off-site meeting at which major long-term strategies and financial and other objectives and plans are discussed and approved.

➢	Annually the Board reviews and approves a three-year strategic plan, yearly goals and an annual operating plan for the Company.

➢	On an on-going basis, the Board reviews and approves all major corporate actions. The board also reviews political, regulatory and economic trends and developments that may impact Sunoco.

Monitor Sunoco’s Performance:

➢	On an on-going basis during the year, the Board monitors Sunoco’s performance against its annual operating plan and against the performance of its peers.

➢	On a regular basis at Board meetings and through periodic updating, the Board reviews Sunoco’s financial performance with a particular focus on peer and competitive comparisons. These reviews include the views of management, as well as those of key investors and securities analysts.

Evaluate the CEO:

➢	The CEO is the highest-ranking member of the management team. As such, he or she is accountable to the Board for Sunoco’s management and performance.

➢	Annually, the CEO meets with the independent directors to discuss the overall performance and direction of the Company, as well as his or her individual performance.

➢	Following that discussion, the independent directors meet separately, at a meeting which is led by the Chair of the Governance Committee, to evaluate Sunoco’s direction and performance and the individual performance of the CEO.

➢	The results of this evaluation are communicated to the CEO at an executive session of the Board.

Review and Approve Executive Compensation:

➢	The Board, through the Compensation Committee, reviews and approves the compensation plans for senior management to ensure they are appropriate, competitive and properly reflect Sunoco’s goals and objectives.

➢	Annually, the CEO meets with the Compensation Committee to develop appropriate goals and objectives for the annual and longer term executive incentive plans, which are then reviewed with the entire Board.

➢	The Compensation Committee evaluates the CEO’s performance in determining the CEO’s compensation.

Review and Approve CEO and Management Succession Planning:

➢	The Board plans for succession of the CEO as well as the other senior management positions.

➢	To assist the Board, the CEO annually provides the Governance Committee with an assessment of senior managers and their potential to succeed him.

➢	The CEO also provides the Governance Committee with an assessment of persons considered potential successors to certain senior management positions.

Advise and Counsel Management:

➢	Advice and counsel to management occurs both through formal Board and Committee meetings and through informal, individual director’s contacts with the CEO and other members of management at various levels throughout the Company.

➢	The information needed for the Board’s decision-making will often be found within Sunoco, and directors have full access to management.

➢	The Board and its Committees have the right to, at any time, retain outside financial, legal or other advisors or consultants.

Monitor Ethical and Legal Compliance:    The Board monitors ethical and legal compliance by ensuring the processes are in place for maintaining the integrity of the company—the integrity of the financial statements and the integrity of compliance with laws and ethics (and with Sunoco’s Code of Business Conduct and Ethics).

BOARD AND EXECUTIVE COMPENSATION PROGRAM

Sunoco attempts to maintain fair and straightforward compensation programs at both the Board and executive levels which are designed to enhance shareholder value.

Director Compensation:

➢	Sunoco’s Governance Committee, which is composed entirely of independent directors, sets and administers the policies that govern the level and form of director’s compensation.

➢	Sunoco’s Governance Committee directly engages an independent compensation consultant to advise them as to “best practices” and emerging trends in director compensation. The independent consultant also benchmarks Sunoco’s director compensation as against the proxy peer group and general industry data, which is adjusted for each company’s relative revenue and asset base.

➢	Sunoco’s Governance Committee believes that a substantial portion of the total director compensation package should be in the form of Sunoco common shares and share equivalents in order to better align the interests of Sunoco’s directors with the long-term interests of its shareholders.

➢	In order to further encourage a link between director and shareholder interests, the Committee adopted Director Stock Ownership Guidelines to which members of the Board of Directors are expected to adhere. Directors are expected to own shares or share equivalents equal to 5 times the total annual retainer within 5 years of joining the Sunoco Board.

➢	In addition to the Director Stock Ownership Guidelines, director-nominees are required to own at least $2,000 worth of Sunoco common shares prior to standing for election as a director for the first time.

Executive Compensation:

➢	Sunoco’s Compensation Committee consists entirely of independent directors who have the sole authority to retain an independent compensation consultant to assist in the evaluation of CEO and senior executive compensation.

➢	Total compensation (cash and non-cash) for Sunoco’s CEO and the senior executives is targeted at or below median levels as determined from an annual review of proxy peers, industry peers and general industry data, which is adjusted for each company’s relative revenue and asset base.

➢	Sunoco’s annual incentive program results in payments that are closely correlated with Sunoco’s earnings, return on capital, and health, environmental and safety performance.

➢	The annual incentive program applies to all salaried and most hourly employees. The basis for calculation is consistent for all participants.

➢	Sunoco’s long-term incentive awards (options and performance units) have generally been less than 1% of outstanding shares, even though since 1997, Sunoco has repurchased 25% of its outstanding shares.

➢	The long-term executive incentive plan does not permit re-pricing of options, strike prices below market prices or reloads of options.

➢	All of Sunoco’s executive incentive plans qualify under IRS Section 162(m) as performance-based plans that enable Sunoco to fully deduct the plan payments.

➢	Sunoco maintains stock ownership guidelines for its approximately top 40 executives. The amount of stock required to be owned increases with the level of responsibility of each executive, with the CEO expected to own stock with a value at least equal to four times his base salary.

Board and Committee Membership

During 2002, the Board of Directors held 7 meetings and had five committees consisting of an Audit Committee, a Compensation Committee, an Executive Committee, a Governance Committee, and a Public Affairs Committee. All directors attended at least 75% of the Board meetings and committee meetings of which they were members.

The table below provides Board committee membership as of March 6, 2003. The table also indicates the number of meetings held by each of the Board committees in 2002.

Name	Audit[1]	Compensation	Executive	Governance	Public Affairs

R. J. Darnall	x			x	x

J. G. Drosdick			x2

U. F. Fairbairn		x			x

T. P. Gerrity	x2			x

R. B. Greco	x		x	x

J. G. Kaiser		x			x2

R. D. Kennedy		x	x	x2	x

R. H. Lenny	x				x

N. S. Matthews		x	x		x

R. A. Pew			x		x

G. J. Ratcliffe		x2		x

Number of Meetings in 2002	13	6	3	3	3

NOTES TO TABLE:

[1]	All members of the Audit Committee are “independent” as defined in the current and proposed listing standards of the New York Stock Exchange.

[2]	Committee Chairperson.

Directors’ Compensation

As discussed in the Corporate Governance Guidelines, directors are compensated partially in Sunoco common stock or stock equivalents to better align their interests with those of shareholders. Currently, equity-based compensation represents a substantial portion of the total compensation package. The Chief Executive Officer (“CEO”) is not paid for his services as a director. The following table summarizes the compensation of Sunoco’s directors during 2002.

Directors’ Compensation Table

Type of Compensation	Value

Retainer (Cash Portion)	$18,400

Retainer (Stock-Based Portion)	$10,000[1]

Stock Option Value	$19,000[2]

Restricted Share Credit under Deferred Compensation Plan	$22,000[3]

TOTAL (excluding meeting fees and Committee Chair Retainer)	$69,400

Annual Retainer for Committee Chair	$2,000

Board or Committee Attendance Fee (per meeting)[4]	$1,250

NOTES TO TABLE:

[1]	Represents approximate dollar value on the date of grant of 275 shares of Sunoco common stock paid under the Directors’ Retainer Stock Plan.
[2]	Represents approximate dollar value on the date of grant of 1,666 options to purchase Sunoco common stock awarded under the Sunoco Long-Term Performance Enhancement Plan II, as determined using the Black-Scholes option pricing model. The stock options have a ten-year term and are exercisable two years after the date of grant with an exercise price equal to the fair market value of Sunoco common stock on the date of grant.
[3]	Represents the approximate dollar value on the date of grant of 601 restricted share units that are not payable until death or other termination of Board service, calculated in accordance with the terms of the Directors’ Deferred Compensation Plan.
[4]	A fee of $1,250 per day is also paid in cash for special meetings.

Directors’ Deferred Compensation:    The Directors’ Deferred Compensation Plan permits independent directors to defer a portion of their compensation. Payments of compensation deferred under this plan are restricted in terms of the earliest and latest dates that payments may begin. Deferred compensation is designated as share units, cash units, or a combination of both. A share unit is treated as if it were invested in shares of Sunoco common stock, but it does not have voting rights. Dividend equivalents are credited to each Director in the form of additional share units. Share units are settled in cash, based upon the fair market value of Sunoco common stock at the time of payment. Cash units accrue interest at a rate based upon Sunoco’s cost of borrowing.

Long-Term Performance Enhancement Plan II:    The Long-Term Performance Enhancement Plan II provides that stock option awards under the plan may be made to outside directors of the Company. The options generally have a ten-year term and are generally exercisable two years after the date of grant. The purchase price payable upon exercise of an option will not be less than the fair market value of a share of Sunoco Common Stock on the date the option was granted. The purchase price may be paid in cash or in shares of common stock.

Directors’ Stock Ownership Guidelines:    Each outside director is expected to own Sunoco common stock with a market value equal to at least 5 times the total annual retainer. Included in the determination of stock ownership for purposes of these guidelines are all shares beneficially owned and any share units held in the Directors’ Deferred Compensation Plan. New directors are allowed a five-year phase-in period to comply with the guidelines. As of the February 7, 2003 record date, all of Sunoco’s current directors were in compliance with these stock ownership guidelines (or, in the case of directors with less than five years of service, on track for compliance within the five-year period).

Directors’ & Officers’ Indemnification Agreements

Sunoco’s bylaws require that Sunoco indemnify its directors and officers, to the extent permitted by Pennsylvania law, against any costs, expenses (including attorneys’ fees) and other liabilities to which they may become subject by reason of their service to Sunoco. To insure against such liabilities, Sunoco has purchased liability insurance for its directors and officers and has entered into indemnification agreements with its directors and certain key executive officers and other management personnel. This insurance and the indemnification agreements supplement the provisions in Sunoco’s Articles of Incorporation which eliminate the potential monetary liability of directors and officers to Sunoco or its shareholders in certain situations as permitted by law.

Directors’ & Officers’ Ownership of Sunoco Stock

The following table shows how much Sunoco common stock each director nominee and Named Executive Officer1 beneficially owned as of December 31, 2002. No director or executive officer beneficially owns more than 1.0% of the common stock, and directors and executive officers as a group beneficially own approximately 1.9% of the common stock.

Directors’ & Officers’ Stock Ownership

Name	Shares of Common Stock Beneficially Owned[2]	Share Units and Share Equivalents[3]	Total

R. J. Darnall	2,000	3,318	5,318

M. H. R. Dingus[4]	98,073	2,648	100,721

J. G. Drosdick[4]	632,371	0	632,371

U. F. Fairbairn	385	3,621	4,006

B. G. Fischer[4]	79,541	0	79,541

T. P. Gerrity	1,755	9,797	11,552

R. B. Greco	2,460	6,419	8,879

T. W. Hofmann[4]	103,841	0	103,841

J. G. Kaiser	6,801	7,128	13,929

R. D. Kennedy	15,500	5,024	20,524

R. H. Lenny	1,000	2,306	3,306

J. H. Maness[4]	81,493	827	82,320

N. S. Matthews	1,000	9,158	10,158

R. W. Owens[4]	118,960	2,285	121,245

R. A. Pew[5]	77,534	3,863	81,397

G. J. Ratcliffe	1,000	7,347	8,347

C. K. Valutas[4]	84,373	0	84,373

All directors and executive officers as a group including those named above*[4,5]	1,450,147	63,740	1,513,887

NOTES TO TABLE:

*	Certain of the directors and executive officers also own common units representing limited partnership interests of Sunoco Logistics Partners L.P., Sunoco’s 75.3% owned master limited partnership. The number of such common units beneficially owned by individuals listed in the Directors’ and Officers’ Stock Ownership Table as of December 31, 2002 are as follows: R. J. Darnall (10,000); M. H. R. Dingus (2,000); J. G. Drosdick (20,000); U. F. Fairbairn (2,500); B. G. Fischer (2,000); R. B. Greco (1,500); T. W. Hofmann (2,500); J. G. Kaiser (2,500); R. D. Kennedy (5,000); R. H. Lenny (1,000); J. H. Maness (13,100); N. S. Matthews (20,000); R. W. Owens (10,000); G. J. Ratcliffe (15,000); and C. K. Valutas (4,700). The total number of such common units owned by directors and executive officers as a group (22 persons) is 134,300. The number of common units of Sunoco Logistics Partners L.P. held by each individual is less than 1% of the outstanding common units as of December 31, 2002; the total number of such units held by the group is approximately 1% of the common units.

[1]	The Chief Executive Officer and the next six most highly compensated executive officers during the last fiscal year.

[2]	This column includes shares of Sunoco common stock held by directors and officers or by certain members of their families (for which the directors and officers have sole or shared voting or investment power), shares of Sunoco common stock they hold in SunCAP and SHARP, shares of Sunoco common stock earned by officers in connection with the 1999 Performance-Based Common Stock Unit Awards which were paid in January 2003, and shares of Sunoco common stock that directors and officers had the right to acquire within 60 days of December 31, 2002.

[3]	Includes share unit balances held under the Directors’ Deferred Compensation Plan and the Deferred Compensation Plan for executives, and share equivalent balances held by executives under Sunoco’s Savings Restoration Plan (see footnote 4 on page 43). Although ultimately paid in cash, the value of share units and share equivalents mirrors the value of Sunoco common stock. Thus, the amounts ultimately realized by the directors and executives will reflect all changes in the market value of Sunoco common stock from the date of deferral and/or accrual until the date of payout. The share units and share equivalents do not have voting rights, but are credited with dividend equivalents in the form of additional share units or share equivalents.

[4]	The amounts of shares of common stock beneficially owned include shares of Sunoco common stock which the following persons have the right to acquire as a result of the exercise of stock options within 60 days after December 31, 2002 under certain Sunoco, Inc. plans:

Name	Shares

J. G. Drosdick	535,000

M. H. R. Dingus	82,545

B. G. Fischer	70,165

T. W. Hofmann	85,980

J. H. Maness	59,800

R. W. Owens	75,450

C. K. Valutas	69,060

All directors and executive officers as a group (including those named above)	1,097,850

[5]	R. A. Pew has sole voting and investment power with respect to 61,484 shares of common stock beneficially owned, except that voting and investment power is shared for 16,050 shares.

Equity Compensation Plan Information

The following table provides information as of December 31, 2002 with respect to Sunoco common stock that may be issued upon the exercise of options, warrants and rights under Sunoco’s existing equity compensation plans, including the Long-Term Performance Enhancement Plan II, Long-Term Performance Enhancement Plan, Executive Long-Term Stock Investment Plan, Retainer Stock Plan for Outside Directors, and Employee Option Plan:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted–average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders:
Stock options	4,531,310[1]	$31.29
Common stock units	462,212[2]	— [3]
			2,727,309[4]
Equity compensation plans not approved by shareholders	159,204[5]	$28.00	0

Total	5,152,726	$31.18	2,727,309

[1]	Consists of stock options granted under the following shareholder-approved plans: Long-Term Performance Enhancement Plan II and the following expired shareholder-approved plans: Executive Long-Term Stock Incentive Plan and the Long-Term Performance Enhancement Plan. No additional awards may be granted under the expired plans.

[2]	Consists of common stock units awarded under the Long-Term Performance Enhancement Plan and the Long-Term Performance Enhancement Plan II. No additional awards may be granted under the Long-Term Performance Enhancement Plan.

[3]	Common stock units do not have an exercise price. Payout is based on meeting certain targeted performance criteria or length of employment.

[4]	Consists of 2,526,780 shares available for issuance under the Long-Term Performance Enhancement Plan II and 200,529 shares under the Retainer Stock Plan for Outside Directors.

[5]	Consists of stock options granted in 1993 and 1994 to employees (other than executives) under the Employee Option Plan.

The following is a description of the material features of the Company’s only existing equity compensation plan that was not approved by shareholders.

Employee Option Plan:    The Sunoco Board of Directors approved the adoption of the Employee Option Plan which provided for the award of stock options to all employees (other than executives) of the Company and certain subsidiaries. The awards, which have a ten-year term and are exercisable two years from the date of grant, permit optionees to purchase Sunoco common stock at the fair market value on the date of grant. Two million shares of Sunoco common stock were authorized for issuance under the plan. In 1993 and 1994, stock option awards totaling 1,721,385 and 241,895, respectively, were made to eligible employees. As of December 31, 2002, 159,204 options remain outstanding and unexercised. No additional awards can be made under this plan.

PROPOSALS ON WHICH YOU MAY VOTE

Item 1.     Election of Directors

There are 11 nominees for election this year. Detailed information on each nominee is provided on pages 26 to 29. All directors are elected annually, and serve a one-year term until the next Annual Meeting. If any director is unable to stand for re-election, the Board may reduce its size or designate a substitute. If a substitute is designated, proxy votes in favor of the original director candidate will be counted for the substituted candidate.

Your Board unanimously recommends a vote FOR each of these directors.

Nominees for the Board of Directors

ROBERT J. DARNALL	Director since 2000
Age 64

Mr. Darnall is the former Chairman of the Board of Prime Advantage Corp. (an internet provider of strategic sourcing services and logistics management to industrial manufacturers), a position he held from February 2000 to January 2002, and its former Interim Chief Executive Officer, a position he held from February 2000 to March 2001. He retired as President and Chief Executive Officer of Ispat North America, Inc. (a carbon steel manufacturer) in January 2000, a position he had held since November 1998. He was Chairman, President and Chief Executive Officer of Inland Steel Industries, Inc. (a carbon steel manufacturer and processor/distributor of industrial materials) from September 1992 to October 1998. Mr. Darnall is also a director of Cummins, Inc.; Household International, Inc.; Pactiv Corporation; United States Steel Corporation; and The Federal Reserve Bank of Chicago.

JOHN G. DROSDICK	Director since 1996
Age 59

Mr. Drosdick was elected Chairman and Chief Executive Officer in May 2000. Mr. Drosdick has been a director and President of Sunoco since December 1996. He was also Chief Operating Officer from December 1996 to May 2000. Mr. Drosdick is Chairman of the Board of Sunoco Logistics Partners L.P., the Company’s 75.3 percent owned master limited partnership. He is also a director of Lincoln National Corporation and United States Steel Corporation.

Nominees for the Board of Directors

URSULA F. FAIRBAIRN	Director since 2001
Age 60

Ms. Fairbairn is Executive Vice President, Human Resources & Quality, American Express Co. (a diversified global travel and financial services company), a position she has held since December 1996. Previously, Ms. Fairbairn was Senior Vice President, Human Resources at Union Pacific Corporation (a transportation company) from 1990 until November 1996. She is also a director of Air Products and Chemicals, Inc. and VF Corporation.

THOMAS P. GERRITY	Director since 1990
Age 61

Dr. Gerrity is a Professor of Management at The Wharton School (the business school) of the University of Pennsylvania, a position he has held since 1990. He also served as Dean of The Wharton School from July 1990 through July 1999. He is also a director of CVS Corporation; Fannie Mae; Internet Capital Group, Inc.; Knight Ridder; and is a trustee of the Morgan Stanley Institutional Funds.

ROSEMARIE B. GRECO	Director since 1998
Age 56

Ms. Greco was appointed Director, Office of Health Care Reform for the Commonwealth of Pennsylvania in January 2003. She was founding Principal of GRECOventures Ltd. (a business investment and consulting partnership), a position she held from January 1999 until January 2003. Ms. Greco was Co-Chair of the Private Industry Council of Philadelphia (a private non-profit organization that is a resource for workforce development and job training) from August 1998 to December 1998, and Interim President and Chief Executive Officer of the Council from April 1998 to August 1998. From January 1998 until April 1998, she did consulting work. Ms. Greco was President of CoreStates Financial Corp. (parent company of CoreStates Bank) from May 1996 until August 1997, and President and Chief Executive Officer of CoreStates Bank (a financial institution) from August 1994 until August 1997. She remained affiliated with CoreStates in an advisory capacity from August 1997 until the end of January 1998. Ms. Greco served as Chief Banking Officer of CoreStates Financial Corp. from August 1994 to June 1996; Chief Retail Services Officer from October 1993 to August 1994; and was a bank director from April 1992 to August 1997. She was the President and Chief Executive Officer of CoreStates First Pennsylvania Bank Division of CoreStates Bank from March 1991 to August 1994. Ms. Greco is also a director of Exelon Corp.; Pennsylvania Real Estate Investment Trust; and is a trustee of the SEI I Mutual Funds of SEI Investments.

Nominees for the Board of Directors

JAMES G. KAISER	Director since 1993
Age 60

Mr. Kaiser is Chairman, Chief Executive Officer and a director of Avenir Partners, Inc. (an automobile business), a position that he has held since December 1998, and President and a director of Kaiser Services, LLC (a business development company), a position that he has held since December 1998. Mr. Kaiser was engaged in developing businesses from January 1996 until December 1998. He retired as President, Chief Executive Officer and director of Quanterra Incorporated in January 1996, positions he had held since June 1994. Quanterra succeeded to businesses of the environmental analytical services division of International Technology Corporation and Enseco (a unit of Corning Incorporated) for which Mr. Kaiser had been President and Chief Executive Officer since June 1992. Previously, he had served as Senior Vice President and General Manager of Corning’s Technical Products Division and Latin America/Asia Pacific Exports Group since 1984. Mr. Kaiser is also a director of MeadWestvaco Corporation.

ROBERT D. KENNEDY	Director since 1995
Age 70

Mr. Kennedy retired as Chairman of the Board of Union Carbide Corporation (a manufacturer of chemicals, plastics, industrial gases, and carbon/graphite) in December 1995, a position he had held since December 1986. He remained a director of Union Carbide until its merger with Dow Chemical in February 2001. Mr. Kennedy also served as its Chief Executive Officer from April 1986 to April 1995. Mr. Kennedy later served as interim Chief Executive Officer and Chairman of UCAR International (a manufacturer of graphite, carbon electrode and cathode products) from March 1998 until July 1998, and Chairman from March 1998 until September 1999. Mr. Kennedy is also a director of Hercules Incorporated; International Paper; and Kmart Corporation.

Nominees for the Board of Directors

RICHARD H. LENNY	Director since 2002
Age 51

Since January 2002, Mr. Lenny has been Chairman of the Board of Hershey Foods Corporation (a manufacturer, distributor and marketer of chocolate and non-chocolate candy, and chocolate related grocery products). He has been its President and Chief Executive Officer since March 2001. He was formerly Group Vice President of Kraft Foods, Inc. (a marketer of several food brands) and President of its Nabisco Biscuit and Snack business from December 2000 until March 2001; President, Nabisco Biscuit Company from February 1998 until December 2000; and President, Pillsbury North America (a marketer of several food brands) from February 1995 to February 1998.

NORMAN S. MATTHEWS	Director since 1999
Age 70

Mr. Matthews has been a retail consultant and investor since 1989. He was previously President, Federated Department Stores (an operator of department stores) from 1987 until 1988, and is currently a director of Finlay Enterprises, Inc.; Galyan’s Trading Co.; Henry Schein, Inc.; The Progressive Corp.; and Toys “R” Us, Inc.

R. ANDERSON PEW	Director since 1978
Age 66

Mr. Pew retired from Sunoco in May 1996 as Chief Executive Officer of Radnor Corporation (a real estate subsidiary of Sunoco), a position he had held since March 1995, and as President of Helios Capital Corporation (a leasing subsidiary of Sunoco), a position he had held since September 1977. Mr. Pew joined Sunoco in 1958, and served as Corporate Secretary from May 1974 until July 1977. Mr. Pew is also Chairman of the Board of Directors of The Glenmede Corporation (a Pennsylvania holding company) and is a director of its wholly owned subsidiary, The Glenmede Trust Company, N.A., a provider of investment, trust and wealth management services.

G. JACKSON RATCLIFFE	Director since 1998
Age 66

Mr. Ratcliffe is Chairman of the Board of Hubbell Incorporated (an international manufacturer of electrical and electronic products), a position he has held since 1987, having been first elected to its Board in 1980. He also served as its President and Chief Executive Officer from January 1988 until his retirement in July 2001. Mr. Ratcliffe is also a director of Barnes Group, Inc.; Olin Corporation; and Praxair, Inc.

Item 2.	Approval of the Amendment and Restatement of the Long-Term Performance Enhancement Plan II

Sunoco’s shareholders originally approved the Long-Term Performance Enhancement Plan II (“LTPEP II”) at the 2001 Annual Meeting. LTPEP II allows Sunoco to grant to key employees compensation awards based on or related to Sunoco’s common stock, including stock options and Common Stock Units (“CSUs”). The purpose of LTPEP II is to attract, retain and reward employees who can and do contribute to Sunoco’s long-term success. In today’s challenging marketplace, LTPEP II is an important tool for keeping and attracting talented individuals.

Some of the important features of LTPEP II include:

➢	With regard to stock options awarded under the plan, the option price of the stock options has never been at less than fair market value on the date of grant.

➢	The plan prohibits repricing of underwater options without shareholder approval.

➢	Reload options have not been issued.

➢	Stock options have a minimum vesting period of one year and terminate after ten years. Currently, all stock options which have been granted have a minimum vesting period of two years.

➢	Common Stock Units that are awarded may be conditioned upon continued employment or may be tied to certain objective performance criteria or targets of the Company and will only be paid out if those performance targets are met. Up to the current time, the majority of the CSUs that have been granted have been performance-based.

➢	Up to the current time, for performance-based CSUs, the performance periods have been for three years; and retention-based CSUs have a minimum retention period of three years.

➢	Currently under LTPEP II, the maximum number of CSUs that may be granted in any calendar year to a participant is 50,000, and the maximum number of CSUs that may be granted in the aggregate under the plan is 1,000,000.

➢	Currently CSUs pay out only in the form of Common Stock.

The total number of shares of Common Stock that may be awarded under LTPEP II, as approved by the shareholders in May 2001, was 4,000,000. As of December 31, 2002, 2,526,780 shares remained available for issuance under LTPEP II.

The Compensation Committee of the Board of Directors, which is comprised entirely of outside independent directors, has approved amendments to LTPEP II, subject to the approval of shareholders. The proposed amendments to Section 1.16, Section 2.3, Section 2.7 and Section 6.6 would: (1) revise the definition of “Fair Market Value” to make it clear that the option price will not be less than fair market value; (2) revise the effective date of the plan based on approval of these amendments by the shareholders at the 2003 Annual Meeting; (3) increase from 50,000 to 150,000 the maximum number of CSUs that may be granted in any calendar year to a participant, and increase the limitation on the maximum number of CSUs that may be granted under the plan from 1,000,000 to 2,000,000 so that more shares could be granted in the form of CSUs should the Compensation Committee decide to do so; and (4) permit settlement in cash (as an alternative to stock) for earned CSUs at the discretion of the Compensation Committee. The total number of shares that may be issued under LTPEP II remains unchanged from what was previously approved by the shareholders in May 2001, and currently 2,526,780 shares remain available for issuance.

The Compensation Committee approved these amendments because it believes that it is important that a greater portion of long-term compensation that is granted be tied to company goals and performance and/or other company specific performance-based metrics, rather than be granted predominantly in the form of stock options.

Therefore, beginning in 1996, Sunoco modified its long-term compensation program to switch from a totally option-based program to a program that consisted of a mix of stock options and CSUs. The CSUs were designed to only have value if certain objective company-specific performance criteria were met. Each year the Compensation Committee has evaluated the goals and modified them as appropriate based on overall Company objectives. Additionally, each year, the Committee has evaluated the appropriate mix of stock options versus CSUs. While this mix has varied, for the most part, the Committee has elected to split the long-term value opportunity equally between stock options and CSUs.

The Compensation Committee has engaged an independent compensation consultant to assist it in continuing to design a long-term incentive package that will serve the shareholders’ best interests. The Committee has noted that numerous institutional investors and corporate governance/compensation experts are of the view that the mix of long-term compensation should include an even higher percentage or should consist entirely of company performance-based incentive awards as compared to stock options. While the Committee has not made any decisions as to the appropriate mix of CSUs as compared to stock options for future years, the Committee is of the view that it needs to have the flexibility to continue to design long-term compensation as it sees fit depending on Company objectives and goals at that time.

By approving these amendments you will not be increasing the number of shares available for future grants under LTPEP II. Rather, you will be giving the Compensation Committee the flexibility to increase the percentage mix more toward CSUs and less toward stock options should it be of the view that such a mix is more appropriate at some future time.

A copy of the proposed amended and restated Long-Term Performance Enhancement Plan II is included as Exhibit B to this proxy statement.

Your Board of Directors unanimously recommends a vote FOR the approval of the amendments to LTPEP II.

The material features of LTPEP II, as proposed to be amended, are described below:

♦	Summary Plan Description. The purpose of the LTPEP II is to attract, retain and reward individuals who can and do contribute to Sunoco’s success. Awards may be made to management and key employees as well as directors. The approximate number of individuals who are eligible to participate in this plan is 45. The Compensation Committee, comprised entirely of outside directors of the Company as defined under Internal Revenue Code Section 162(m), administers this plan. None of the members receive additional compensation from Sunoco for administering this plan. The following description of the LTPEP II is only a summary. The LTPEP II has the following types of awards and other terms:

♦	Stock Options and Incentive Stock Options. Each option will be exercisable during a period fixed by the Committee, beginning no earlier than one year, and ending no later than ten years, after the date of grant. Options may be transferred only by will, pursuant to the laws of descent and distribution, in response to a qualified domestic relations order, or during the participant’s lifetime to an immediate family member (with certain restrictions). The purchase price payable upon exercise of an option will not be less than the fair market value of a share of Sunoco common stock on the date the option is granted. The purchase price may be paid in cash or in shares of Sunoco common stock. Upon termination of the participant’s employment, unvested options will be canceled immediately, and vested options will be canceled ninety days after the date of the participant’s termination (other than for just cause as defined in the plan). However, to the extent exercisable, options may be exercised for a period of up to sixty months following a termination of employment by reason of death, permanent disability or retirement, as determined by the Committee. If there is a change in control, outstanding options will become exercisable. The maximum number of options that may be granted to any single participant in any one calendar year will not exceed 400,000.

♦	Limited Rights. The Committee may grant related limited rights to any participant who has been awarded options under the LTPEP II. Limited rights are immediately exercisable in full upon grant for a period up to seven months following a change in control of Sunoco. Upon the exercise of limited rights, payment will be made in cash in an amount equal to the difference between the exercise price of the related option and the greater of (a) the highest price per share of Sunoco common stock paid in connection with the change in control or (b) the highest price per share of Sunoco common stock during the sixty-day period prior to the change in control. Exercise of limited rights reduces options held on a one-for-one basis. Generally, limited rights will terminate upon the participant’s death or termination of employment unless such termination of employment is due to retirement or disability, in which case the participant may exercise limited rights within six months of such termination to the extent they are exercisable. A participant whose employment is terminated for other than just cause, as defined in the plan, following a change in control of Sunoco, may exercise limited rights during the seven-month period following the change in control during the related option period.

♦

Common Stock Units.    A common stock unit, or “CSU,” is a right to receive a share of Sunoco common stock or cash, and related dividend equivalents which are paid in cash. At the time of the grant, the Committee will determine whether this right will be conditioned only upon continued employment with Sunoco for a certain period of time, or whether it will be further conditioned upon the attainment, during the period, of certain predetermined objective performance goals (based upon financial or operating measures). CSUs usually will terminate upon the participant’s termination of employment. However, if termination is due to death, permanent disability or retirement, payment of all performance-based CSUs and applicable dividend equivalents will be made at the end of the performance period, as though the participant had continued in the employment of the Company through such period. In the event of a change in control of the Company, all outstanding CSUs and related dividend equivalents will be paid out as described in the Plan.

➢	For CSUs conditioned only upon continued employment with Sunoco, the employment period will not be less than three years.

➢	For performance-based CSUs, the number of shares actually earned will vary depending upon the levels of certain performance goals actually achieved.

♦	Minimum Stock Ownership Guidelines. For participants that have failed to meet the minimum stock ownership guidelines (as described on pages 22 and 37), the Committee has the power to impose restrictions on the sale or other disposition of any Sunoco common stock received by those participants as a result of any exercise of stock options or payment of CSUs.

♦	Federal Tax Consequences. A participant will not realize any income and Sunoco will not receive any deduction for federal income tax purposes, upon the grant of options, limited rights or CSUs. With regard to stock options or limited rights, ordinary income will be realized by the participant at the time shares are received or cash is paid upon exercise. For stock options, the amount of income will be equal to the difference between the stock option price and the fair market value of shares of Sunoco common stock on the date of the exercise. For limited rights, the amount of income will be equal to the cash received. Ordinary income will be realized by a participant in the year in which CSUs are paid, in an amount equal to the fair market value of the shares of Sunoco common stock issued at the end of the performance period and the dividend equivalents paid. Income received by a participant pursuant to a limited right or CSU which is received upon a change in control of Sunoco may be subject to a twenty-percent excise tax as an “excess parachute payment.” Sunoco will receive a deduction on its consolidated federal income tax return for the taxable year in which the participant realizes ordinary income from the exercise of stock options or limited rights, or from the payment of CSUs. A participant will not recognize taxable income from the exercise of an incentive stock option, so long as the participant holds the stock received until the later of two years from the date of grant or one year from the date of exercise. The exercise of an incentive stock option will result in a tax preference item for the alternative minimum tax of an amount equal to the difference between the stock option price and the fair market value of the shares of Sunoco common stock on the date of exercise.

♦

Adjustments.    If there is a change in the number of outstanding shares of Sunoco common stock as a result of any stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like, the

Committee may appropriately adjust the number of shares of Sunoco common stock to be issued under the LTPEP II, or under the awards previously granted under the LTPEP II.

♦	Amendments. The Committee may terminate or amend the LTPEP II at any time, without shareholder approval. However, without shareholder approval, the Committee may not amend the LTPEP II in certain respects, including amendments which would (a) increase the maximum award levels established in LTPEP II, including the maximum number of shares of Sunoco common stock which may be issued under the LTPEP II (except for adjustments as described above); (b) extend the term during which an option may be exercised beyond ten years from the date of grant; or (c) alter the terms of any previously granted option in order to reduce the option price, or cancel any outstanding option award and replace it with a new option, having a lower option price, where the economic effect would be the same as reducing the option price of the cancelled option.

Plan Benefits.    Because the awards are determined by the Compensation Committee, we cannot determine the benefits or amounts that will be received or allocated in the future under the plan.

Item 3.	Ratification of the Appointment of Ernst & Young LLP as Independent Auditors for the Fiscal Year 2003

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as our independent auditors for the fiscal year 2003, subject to your ratification. Ernst & Young has served as our independent auditors since 1996. They have unrestricted access to the Audit Committee to discuss audit findings and other financial matters. Representatives of Ernst & Young will attend the Annual Meeting to answer appropriate questions. They also may make a statement.

The work performed for Sunoco, Inc. by Ernst & Young during 2002 and the related fees were approved by Sunoco’s Audit Committee. The work performed for Sunoco Logistics Partners L.P., Sunoco’s 75.3 percent owned master limited partnership, by Ernst & Young during 2002 and related fees were approved by the Audit Committee of Sunoco Logistics Partners L.P. The Ernst & Young fees for 2002 and 2001 are set forth below.

Audit Fees and Non-Audit Fees

	2002	2001

Audit Fees[1]	$2,022,623	$3,304,805

Audit-Related Fees[2]	$648,691	$568,734

Tax Fees[3]	$23,000	$67,699

All Other Fees	—	—

NOTES	TO TABLE:

[1]	Audit fees consisted of fees related to the annual audit of Sunoco’s and Sunoco Logistics Partners L.P.’s consolidated financial statements and reviews of the financial statements in their Quarterly Reports on Form 10-Q, audit and attestation services related to statutory or regulatory filings. The 2001 amount includes $1,641,821 related to the initial public offering of Sunoco Logistics Partners L.P.

[2]	Audit-related fees consisted of fees related to consultation on accounting and reporting matters and audits of separate financial statements of subsidiaries and affiliates and employee benefit plans.

[3]	Tax fees consisted of fees related to corporate tax planning and preparation and review of certain subsidiary tax returns. It is Sunoco’s policy to prohibit its executives from utilizing Sunoco’s independent auditors to provide individual tax advice or tax planning.

Your Board unanimously recommends a vote FOR the ratification of Ernst & Young’s appointment as independent auditors for the fiscal year 2003.

AUDIT COMMITTEE REPORT

The Audit Committee reviews Sunoco’s financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements contained in the 2002 Annual Report on Form 10-K with Sunoco’s management and the independent auditors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The Committee discussed with the independent auditors their independence from Sunoco and its management including the matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and considered the compatibility of non-audit services with the auditors’ independence. In addition, the Committee discussed the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in Sunoco’s Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

Respectfully submitted on March 6, 2003 by the members of the Audit Committee of the Board of Directors:

Thomas P. Gerrity, Chair

Robert J. Darnall

Rosemarie B. Greco

Richard H. Lenny

EXECUTIVE COMPENSATION: REPORT OF THE COMPENSATION COMMITTEE

The Committee’s Responsibilities:    The Compensation Committee of the Board has responsibility for setting and administering the policies which govern executive compensation. The Committee is composed entirely of independent directors. Reports of the Committee’s actions and decisions are presented to the full Board. The purpose of this report is to summarize the philosophical principles, specific program objectives and other factors considered by the Committee in reaching its determinations regarding the executive compensation of the Named Executive Officers.

Compensation Philosophy:    The Committee has approved principles for the management compensation program which:

♦	Encourage strong financial and operational performance of the Company;

♦	Emphasize performance-based compensation (“pay at risk”) which balances rewards for short-term and long-term results;

♦	Focus executives on “beating the competition” including measurements based on performance relative to peer companies;

♦	Link compensation to the interests of shareholders by providing stock incentives and requiring significant shareholdings; and

♦	Provide a competitive level of total compensation necessary to attract and retain talented and experienced executives.

Management’s Stock Ownership Guidelines:    The Committee considers stock ownership by management to be an important means of linking management’s interests directly to those of shareholders. Sunoco has stock ownership guidelines for its approximately 40 top executives. The amount of stock required to be owned increases with the level of responsibility of each executive, with the Chief Executive Officer expected to own stock with a value at least equal to four times his base salary. Until such time as they are actually paid out and received, shares that the executives have the right to acquire through the exercise of stock options are not included in the calculation of stock ownership. Participants are expected to reach their respective stock ownership goals by the end of a five-year period. As of the February 7, 2003 record date, all of the executives subject to the stock ownership guidelines were in compliance (or, in the case of new executives or executives in new positions with higher stock ownership requirements, on track for compliance within the five-year period).

Compensation Methodology:    Sunoco strives to provide a comprehensive executive compensation program that is performance-based and competitive in order to attract and retain superior executive talent. The Committee has engaged its own independent compensation consultant to advise regarding current “best practices” in executive compensation and to review market data and assess Sunoco’s competitive position for three components of executive compensation: (1) base salary, (2) annual incentives, and (3) long-

term incentives. Because the Committee believes that the Company’s direct competition for executive talent is broader than the companies that are included in the performance peer group established for purposes of comparing shareholder returns (see the Stock Performance Graph on page 49 for more information), compensation practices of companies in the performance peer group and others in the oil industry are taken into consideration in establishing executive compensation at Sunoco. This information is supplemented by general industry compensation information with adjustments for each company’s relative revenue and asset base.

Components of Compensation:

♦	Base Salary: Annual base salary is designed to compensate executives for their level of responsibility and sustained individual performance. The Committee approves in advance all salary increases for the Named Executive Officers. The Committee engages its own independent consultant to assist in the annual review of base salaries. In determining salary increases, the Committee reviews data presented by its independent consultant. The goal is to compensate executives at the median range of base salaries paid by companies in the performance peer group, the oil industry, and industry in general. Individual performance is a key component in determining base salary increases.

♦	Annual Incentives: Annual incentive awards for the Named Executive Officers are provided in order to promote the achievement of Sunoco’s business objectives. The Committee engages its own independent consultant in determining the annual incentive awards. Each year the Committee considers the Company’s prior year’s performance and objectives, as well as its expectations for Sunoco in the upcoming year and data presented by the Committee’s independent consultant. Bearing in mind these considerations, the Committee sets certain Company performance criteria or goals which must be met before payments are made. Additionally, individual performance goals may be established for each participant. Payments may range from 0% to 200% of the annual incentive opportunity, with payments increasing as performance improves.

For the 2002 awards, the Committee established a fixed percentage of actual annual base salary as an executive’s annual incentive opportunity, based on comparative survey data on annual incentives paid in the former performance peer group, the oil industry, and industry in general. The incentive opportunity increases with the level of the actual base salary which reflects the level of responsibility of the executive. Annual incentive awards for 2002 were based on meeting weighted objectives for the following principal measurements:

➢	after-tax operating income, as defined by the Committee; and

➢	performance relative to the peer group (see page 49), as measured by return on capital employed, or “ROCE”;

➢	as modified by certain health, environment and safety performance goals.

Due to the Company’s performance during 2002, there was no payout for the portion of the annual incentive opportunity that related to after-tax operating income, as defined by the Committee. There was a payout based on the relative ranking, as measured by ROCE, against the former performance peer group, which was modified by certain health, environment and safety performance goals, and which averaged 23.8% for the Company.

♦	Long-Term Incentive Compensation: Each year, the Committee reviews and approves all long-term incentive awards. The Committee engages its own independent consultant to assist in determining the form and amount of the awards. In determining the total value of the long-term incentive opportunity, the Committee reviews data presented by its independent compensation consultant of similar awards made to individuals in comparable positions within the performance peer group, the oil industry, and industry in general.

The Committee believes that it is important that a substantial portion of long-term compensation be tied to company goals and/or other Company-specific performance-based metrics. Due to this firmly held belief, beginning in 1996, Sunoco modified its long-term compensation program to switch from a totally stock-option-based program to a program that consisted of a mix of stock options and performance-based Common Stock Units (“CSUs”). The performance-based CSUs were designed to only have value if certain objective Company-specific performance criteria were met. Each year the Committee has evaluated the appropriate mix of stock options versus performance-based CSUs. While this mix has varied, for the most part, the Committee has elected to split the long-term value opportunity equally between stock options and CSUs.

The following is a description of the awards granted in 2002:

➢	Stock Options: Options have an exercise price equal to the fair market value of common stock on the date of grant, are exercisable beginning two years from the date of grant, and have a term of ten years from the date of grant.

➢	Common Stock Units: For the 2002 awards, performance-based CSUs are earned based on the level of company performance achieved over a three-year period subsequent to the date of grant measured on a scale combining the Company’s return on capital employed above the cost of capital and its earnings per share growth.

Chief Executive Officer Compensation:    The Chief Executive Officer participates in the same programs and receives compensation based on the same factors as the other executive officers. However, Mr. Drosdick’s overall compensation reflects a greater degree of policy and decision-making authority and a higher level of responsibility with respect to the strategic direction and financial and operational results of the Company. For 2002, the Chief Executive Officer’s compensation components were:

♦

Base Salary:    The Committee evaluated Mr. Drosdick’s individual performance during 2001 based on certain criteria. These criteria included the following: overall leadership, development of Sunoco’s long-term strategic plan and annual goals and objectives, development of an effective senior management team and provision for management succession, effective communications with stakeholders and relationship with the Board. As a result of this evaluation and Sunoco’s performance in 2001, Mr. Drosdick’s annual salary was increased to $925,000, effective January 1, 2002.

♦	Annual Incentive: Annual incentive compensation for Mr. Drosdick was based on meeting weighted objectives for the following principal measurements:

➢	after-tax operating income, as defined by the Committee; and

➢	performance relative to the peer group (see page 49), as measured by ROCE;

➢	as modified by certain health, environment and safety performance goals.

Due to the Company’s performance during 2002, there was no payout for that portion of the annual incentive that related to after-tax operating income, as defined by the Committee. There was a payout based on performance relative to the former peer group, as measured by ROCE, which was modified by certain health, environment and safety performance goals, and which averaged 23.8% for the corporation. Based on these criteria, Mr. Drosdick was awarded $220,150 representing 23.8% of his annual incentive opportunity for performance in 2002.

♦	Long-Term Incentive Awards: In December 2002, as part of the Company’s annual award of long-term compensation to executives, Mr. Drosdick received a grant of 225,000 stock options which become exercisable in December 2004, and 50,000 performance-based common stock units. In determining the amounts granted, the Committee considered, without specific weighting, the performance of the Company, the same individual criteria that is referred to above under “Base Salary,” and the value of such awards granted to other chief executive officers in the industry survey groups. See pages 39 and 40 for a discussion of the Committee’s review of and actions regarding 2002 long-term incentive compensation.

Omnibus Budget Reconciliation Act of 1993:    This Act has no material impact upon Sunoco’s ability to take a tax deduction for annual compensation in excess of $1 million paid to any of the Named Executive Officers for the year 2002.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

G. Jackson Ratcliffe, Chair

Ursula F. Fairbairn

James G. Kaiser

Robert D. Kennedy

Norman S. Matthews

Compensation Committee Interlocks and Insider Participation:    There are none.

Named Executive Officers

JOHN G. DROSDICK, 59 Chairman, Chief Executive Officer and President	Mr. Drosdick was elected Chairman and Chief Executive Officer in May 2000. He was elected a Director and President and Chief Operating Officer in December 1996.

JOEL H. MANESS, 52 Senior Vice President, Refining and Supply

Mr. Maness was elected to his present position in September 2001. He was Senior Vice President, Sunoco Northeast Refining from May 2000 to September 2001. From January 2000 to April 2000, he served as Manager, Safety, Health and Environment for the global downstream business of the newly formed ExxonMobil Corporation. He was President of Mobil de Venezuela, a subsidiary of Mobil, from July 1997 to December 1999.

ROBERT W. OWENS, 49 Senior Vice President, Marketing

Mr. Owens was elected to his present position in September 2001. He was Senior Vice President, Sunoco Northeast Marketing from May 2000 to September 2001 and Vice President and General Manager, Sunoco Northeast Marketing from February 1997 to May 2000.

BRUCE G. FISCHER, 47 Senior Vice President, Sunoco Chemicals

Mr. Fischer was elected to his present position in January 2002. He was Vice President, Sunoco Chemicals from November 2000 to January 2002, Vice President and General Manager, Sunoco MidAmerica Marketing and Refining from January 1999 to November 2000 and General Manager, Sunoco MidAmerica Marketing and Refining from June 1995 to January 1999.

THOMAS W. HOFMANN, 51 Senior Vice President and Chief Financial Officer

Mr. Hofmann was elected to his present position in January 2002. He was Vice President and Chief Financial Officer from July 1998 to January 2002. From July 1995 to July 1998, he served as Comptroller.

CHARLES K. VALUTAS, 52 Senior Vice President and Chief Administrative Officer	Mr. Valutas was elected to his present position in May 2000. He was Vice President, Sunoco Chemicals from August 1994 to May 2000.

MICHAEL H. R. DINGUS, 54 Senior Vice President Sunoco, Inc., and President, Sun Coke Company	Mr. Dingus was elected Senior Vice President, Sunoco, Inc. in January 2002. He was elected a Vice President of Sunoco, Inc. in May 1999 and President, Sun Coke Company in June 1996.

EXECUTIVE COMPENSATION

Summary Compensation Table

					Long-Term Compensation
		Annual Compensation			Awards[3]		Payouts
Name and Principal Position	Year	Base Salary[1] ($)	Bonus ($)	Other Annual Compensation ($)[2]	Restricted Stock Awards ($)	Securities Underlying Options (#)	LTIP Payouts ($)	All Other Compensation[4] ($)

J. G. DROSDICK	2002	925,000	220,150	35,902	0	225,000	620,849[6]	48,100
Chairman, Chief	2001	840,000	1,344,924	14,470	0	210,000	682,488[5,6]	48,199
Executive Officer	2000	757,692	1,128,000	36,452	0	200,000	494,063[6]	42,344
and President

J. H. MANESS	2002	420,000	59,976	16,900	0	47,000	582,080[9]	21,850
Senior Vice President,	2001	360,000	288,198	5,307	0	44,000	624,250[9]	13,734
Refining and Supply	2000	218,750	244,217[7]	57,735[8]	1,458,000[9]	59,800	0	1,654

R. W. OWENS	2002	400,000	55,680	15,067	0	45,000	407,734[11]	20,800
Senior Vice President,	2001	340,000	272,187	5,282	0	42,000	161,522[5,11]	19,509
Marketing	2000	293,231	274,950	53,920[10]	0	33,150	265,000[11]	15,471

B. G. FISCHER	2002	350,000	50,232	5,765	0	40,000	85,367[12]	18,200
Senior Vice President,	2001	300,000	224,100	22,850	0	37,000	93,842[5,12]	17,214
Sunoco Chemicals	2000	246,617	202,358	3,110	0	23,625	67,153[12]	13,012

T. W. HOFMANN	2002	350,000	49,980	6,197	0	40,000	146,934[13]	18,200
Senior Vice President	2001	305,000	219,737	18,489	0	37,000	141,147[5,13]	17,464
and Chief	2000	266,621	221,966	4,618	0	24,000	46,698[13]	14,067
Financial Officer

C. K. VALUTAS	2002	350,000	49,980	7,593	0	40,000	85,367[14]	18,200
Senior Vice President	2001	320,000	256,176	4,164	0	37,000	91,342[5,14]	18,362
and Chief	2000	262,400	274,950	2,741	0	28,800	55,961[14]	13,923
Administrative Officer

M. H. R. DINGUS	2002	350,000	49,329	8,772	0	40,000	85,367[15]	18,200
Senior Vice President,	2001	300,000	231,930	23,552	0	37,000	93,842[5,15]	17,214
Sunoco, Inc., and	2000	263,624	202,358	2,167	0	23,625	59,434[15]	14,352
President, Sun
Coke Company

NOTES TO TABLE:

[1]	The amounts reported in the table under Base Salary reflect that there were 26 bi-weekly pay periods in 2002, 2001 and 2000. J. H. Maness became an employee of Sunoco on May 1, 2000, thus his base salary reflects 17.5 pay periods in 2000.

[2]	The amounts shown in this column include reimbursements for the payment of certain taxes.

[3]	Long-term awards were composed of stock options and common stock units (representing shares of Sunoco common stock). Grants of performance-based common stock unit awards are excluded from this table; however, such grants made during the last completed fiscal year are reflected in the table of Performance-Based Common Stock Unit Awards on page 48. Other common stock unit awards, if any, are included in this Summary Compensation Table as Restricted Stock Awards.

[4]	The table below shows the components of this column for 2002:

Name	Company Match Under Defined Contribution Plans*	Cost of Term Life Insurance	Total

J. G. Drosdick	$46,250	$1,850	$48,100

J. H. Maness	$21,000	$850	$21,850

R. W. Owens	$20,000	$800	$20,800

B. G. Fischer	$17,500	$700	$18,200

T. W. Hofmann	$17,500	$700	$18,200

C. K. Valutas	$17,500	$700	$18,200

M. H. R. Dingus	$17,500	$700	$18,200

*	Executive officers participate in two defined contribution plans: (i) SunCAP, Sunoco’s 401(k) plan for most employees, and (ii) the Sunoco, Inc. Savings Restoration Plan. The Savings Restoration Plan permits a SunCAP participant to continue receiving the Company-matching contribution after reaching certain limitations under the Internal Revenue Code.

[5]	The amounts shown for 2001 include the payout of performance-based common stock units granted in 1997, which were paid out at 25% of target, including applicable dividend equivalents. The payout of the common stock units was contingent on achieving a certain level of total shareholder return as compared to the Peer Group, which was achieved, and on achieving a certain stock price averaged over a specified ten-day period. The stock price was achieved, but not for the specified ten-day period. Due to the Company’s performance, the Compensation Committee determined that it was appropriate to pay out the 1997 Performance-Based Common Stock Unit Award at the 25% level. The required criteria for payout of the 1998 Performance-Based Common Stock Unit Award were met in 2001 and 110% of the targeted award was paid in early 2002. The amounts shown reflect the value of the common stock units paid out, including applicable dividend equivalents.

[6]	In 1997, J. G. Drosdick was granted a special award of 2,500 common stock units with a value of $104,688 on the date of grant. This award was paid to Mr. Drosdick in 1,250 share installments in January 1999 and January 2000 when they were valued at $45,625 and $30,938, respectively (including dividend equivalents). The amount shown for 2000 also includes $463,125 representing the value of the 1996 Performance-Based Common Stock Unit Award paid out in 2000 at 130% of the targeted award, including applicable dividend equivalents. The amount shown for 2001 consists of $150,000 representing the value of the 1997 Performance-Based Common Stock Unit Award and $532,488 representing the value of the 1998 Performance-Based Common Stock Unit Award, including applicable dividend equivalents. The amount shown for 2002 consists of $620,849, which represents the value of the 1999 Performance-Based Common Stock Unit Award, including applicable dividend equivalents, the criteria for which were met in 2002, and was paid out in early 2003 at 143% of the targeted award.

[7]	The amount shown includes a one-time bonus paid to J. H. Maness when he joined the Company in May 2000.

[8]	The amount shown includes $23,468 paid to J. H. Maness in 2000 for certain relocation and temporary housing expenses, and also includes amounts related to reimbursements of the payment of certain taxes.

NOTES TO TABLE: (CONTINUED)

[9]	In connection with his hiring in 2000, J. H. Maness was granted a special award of 48,000 common stock units with a value of $1,458,000 on the date of grant. This award is payable in 16,000 share installments in 2001, 2002 and 2003 contingent upon his continued employment with the Company. The first installment of 16,000 shares with a value of $624,250, including dividend equivalents, was paid to Mr. Maness in May 2001, and the second installment of 16,000 shares with a value of $582,080, including dividend equivalents, was paid to him in April 2002. The final installment is payable to him in April 2003. The value of the remaining common stock units as of December 31, 2002 was $532,640.

[10]	In connection with his hiring in 1997, the Company loaned R. W. Owens $100,000 for expenses largely in connection with his relocation to the Philadelphia area. The loan was imputed to bear a variable interest rate, and the imputed interest was compensatory to Mr. Owens. In 2000, $50,000 of the loan amount was forgiven and was imputed income to Mr. Owens. The remaining balance of $50,000 was repaid in the first quarter of 2001. In 2000, the imputed interest rate was 6.15% and the imputed income to Mr. Owens was $3,073. There was no imputed income to Mr. Owens in 2001 for this loan. The amounts for each year also include reimbursements for the payment of certain taxes.

[11]	In 1997, R. W. Owens was granted a special award of 10,000 common stock units in connection with his hiring. The award was paid to him in January 2000 and was valued at $265,000 (including dividend equivalents) at that time. The amount shown for 2001 consists of $35,500 representing the value of the 1997 Performance-Based Common Stock Unit Award and $126,022 representing the value of the 1998 Performance-Based Common Stock Unit Award, including applicable dividend equivalents. In 1999, Mr. Owens received a special award of 8,000 common stock units with a value of $204,500 on the date of grant. This award was paid to Mr. Owens in December 2002 with a value of $260,800, including dividend equivalents. The amount for 2002 also includes $146,934 representing the value of the 1999 Performance-Based Common Stock Unit Award, including applicable dividend equivalents, the criteria for which were met in 2002, and was paid out in early 2003.

[12]	The amount shown for 2000 reflects the value of the 1996 Performance-Based Common Stock Unit Award paid out, including applicable dividend equivalents. The amount shown for 2001 consists of $20,625 representing the value of the 1997 Performance-Based Common Stock Unit Award and $73,217 representing the value of the 1998 Performance-Based Common Stock Unit Award, including applicable dividend equivalents. The amount for 2002 reflects the value of the 1999 Performance-Based Common Stock Unit Award paid out, including applicable dividend equivalents, the criteria for which were met in 2002, and was paid out in early 2003.

[13]	The amount shown for 2000 reflects the value of the 1996 Performance-Based Common Stock Unit Award paid out, including applicable dividend equivalents. The amount shown for 2001 consists of $15,125 representing the value of the 1997 Performance-Based Common Stock Unit Award and $126,022 representing the value of the 1998 Performance-Based Common Stock Unit Award, including applicable dividend equivalents. The amount shown for 2002 reflects the value of the 1999 Performance-Based Common Stock Unit Award paid out, including applicable dividend equivalents, the criteria for which were met in 2002, and was paid out in early 2003.

[14]	The amount shown for 2000 reflects the value of the 1996 Performance-Based Common Stock Unit Award paid out, including applicable dividend equivalents. The amount shown for 2001 consists of $18,125 representing the value of the 1997 Performance-Based Common Stock Unit Award and $73,217 representing the value of the 1998 Performance-Based Common Stock Unit Award, including applicable dividend equivalents. The amount shown for 2002 reflects the value of the 1999 Performance-Based Common Stock Unit Award paid out, including applicable dividend equivalents, the criteria for which were met in 2002, and was paid out in early 2003.

[15]	The amount shown for 2000 reflects the value of the 1996 Performance-Based Common Stock Unit Award paid out, including applicable dividend equivalents. The amount shown for 2001 consists of $20,625 representing the value of the 1997 Performance-Based Common Stock Unit Award and $73,217 representing the value of the 1998 Performance-Based Common Stock Unit Award, including applicable dividend equivalents. The amount for 2002 reflects the value of the 1999 Performance-Based Common Stock Unit Award paid out, including applicable dividend equivalents, the criteria for which were met in 2002, and was paid out in early 2003.

Aggregated Option/SAR Exercises and Year-End Values

The following table shows information for the Named Executive Officers concerning:

♦	exercises of stock options and stock appreciation rights (SARs) during 2002; and

♦	the amount and values of unexercised stock options and SARs as of December 31, 2002.

Aggregated Option/SAR Exercises in 2002 and Year-End Option/SAR Values

Name	Number of Securities Underlying Options/ SARs Exercised (#)	Value Realized[1] ($)	Number of Securities Underlying Options/SARs Unexercised At Year-End (#)		Value of Unexercised In-the-Money Options/SARs At Year-End ($)

			Exercisable	Unexercisable	Exercisable	Unexercisable

J. G. DROSDICK Chairman, Chief Executive Officer and President	0	0	535,000	435,000	3,019,175	706,500

J. H. MANESS Senior Vice President, Refining and Supply	0	0	59,800	91,000	268,817	147,580

R. W. OWENS Senior Vice President, Marketing	0	0	75,450	87,000	333,974	141,300

B. G. FISCHER Senior Vice President, Sunoco Chemicals	0	0	70,165	77,000	356,052	125,600

T. W. HOFMANN Senior Vice President and Chief Financial Officer	0	0	85,980	77,000	401,068	125,600

C. K. VALUTAS Senior Vice President and Chief Administrative Officer	800	3,616	69,060	77,000	301,689	125,600

M. H. R. DINGUS Senior Vice President, Sunoco, Inc., and President, Sun Coke Company	8,950	46,988	82,545	77,000	380,443	125,600

NOTE TO TABLE:

[1]	Value realized is equal to the difference between the option/SAR exercise price and the fair market value of Sunoco common stock at the date of exercise multiplied by the number of options/SARs exercised.

Option Grant Table

The following table presents additional information concerning the option awards shown in the Summary Compensation Table for fiscal year 2002. These options to purchase common stock were granted to the Named Executive Officers under Sunoco’s Long-Term Performance Enhancement Plan II (“LTPEP II”).

Option Grants in 20021

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term[3]

Name	Securities Underlying Options Granted[2]		Percent Of Total Options Granted to Employees in Fiscal Year	Exercise Or Base Price ($/share)	Expiration Date	5% ($)	10% ($)

	Date	Number

J. G. DROSDICK Chairman, Chief Executive Officer and President	12/4/02	225,000	31.39	30.15	12/4/12	4,266,225	10,811,475

J. H. MANESS Senior Vice President, Refining and Supply	12/4/02	47,000	6.56	30.15	12/4/12	891,167	2,258,397

R. W. OWENS Senior Vice President, Marketing	12/4/02	45,000	6.28	30.15	12/4/12	853,245	2,162,295

B. G. FISCHER Senior Vice President, Sunoco Chemicals	12/4/02	40,000	5.58	30.15	12/4/12	758,440	1,922,040

T. W. HOFMANN Senior Vice President and Chief Financial Officer	12/4/02	40,000	5.58	30.15	12/4/12	758,440	1,922,040

C. K. VALUTAS Senior Vice President and Chief Administrative Officer	12/4/02	40,000	5.58	30.15	12/4/12	758,440	1,922,040

M. H. R. DINGUS Senior Vice President, Sunoco, Inc., and President, Sun Coke Company	12/4/02	40,000	5.58	30.15	12/4/12	758,440	1,922,040

NOTES TO TABLE:

[1]	No Stock Appreciation Rights (“SARs”) were granted.

NOTES TO TABLE: (CONTINUED)

[2]	Each option was awarded with an exercise price equal to the fair market value of a share of Sunoco common stock on the date of grant and will become exercisable two years from the grant date. Each option has a term of ten years from the date of grant. These stock options were granted along with an equal number of limited rights. Limited rights become exercisable only in the event of a Change in Control (as defined in the Plan) and permit the holder to be paid in cash the appreciation on a stock option instead of exercising the option.

[3]	These dollar amounts are not intended to forecast future appreciation of the common stock price. The Named Executive Officers will not benefit unless the common stock price increases above the stock option exercise price. Any appreciation in the common stock price which results in a gain to these Named Executive Officers would also benefit all shareholders of the common stock. For example, the additional value realized by all shareholders of Sunoco common stock as a group (at December 31, 2002) based on the assumed annual appreciation levels for the term of the options for the December 4, 2002 grants reflected in the table would be as follows:

APPRECIATION LEVEL	ADDITIONAL VALUE

5%	$1,449,359,253

10%	$3,672,968,803

Other Long-Term Incentive Awards

Performance-Based Common Stock Unit Awards Granted in 20021

			Estimated Future Payout

Name	Number of Common Stock Units (CSUs)	End of Performance Period	Threshold (Number of CSUs)	Target (Number of CSUs)	Maximum (Number of CSUs)

J. G. DROSDICK Chairman, Chief Executive Officer And President	50,000	12/31/05	12,500	50,000	100,000

J. H. MANESS Senior Vice President, Refining and Supply	9 ,400	12/31/05	2,350	9,400	18,800

R. W. OWENS Senior Vice President, Marketing	9,000	12/31/05	2,250	9,000	18,000

B. G. FISCHER Senior Vice President, Sunoco Chemicals	8,000	12/31/05	2,000	8,000	16,000

T. W. HOFMANN Senior Vice President and Chief Financial Officer	8,000	12/31/05	2,000	8,000	16,000

C. K. VALUTAS Senior Vice President and Chief Administrative Officer	8,000	12/31/05	2,000	8,000	16,000

M. H. R. DINGUS Senior Vice President, Sunoco, Inc., and President, Sun Coke Company	8,000	12/31/05	2,000	8,000	16,000

NOTE TO TABLE:

[1]	The actual payout of the performance-based common stock units granted will depend on the level of performance achieved over a three-year period subsequent to their grant measured on a scale combining the Company’s return on capital employed above its cost of capital and its earnings per share growth.

STOCK PERFORMANCE GRAPH

Sunoco’s performance peer group is composed of major domestic independent refining and marketing companies and other companies which are similar in size and compete with Sunoco in certain geographic regions. Reflecting industry changes in 2002, Sunoco’s peer group for 2003 awards has been changed to add Premcor and remove Phillips, which merged with Conoco. The changes improve the peer group’s comparability to Sunoco’s business interests and size and better reflect alternate investment choices within Sunoco’s market sector.

NOTES TO GRAPH:

[1]	Assuming that the value of the investment in Sunoco common stock and each index was $100 on December 31, 1997 and that all dividends were reinvested, this graph compares Sunoco’s cumulative total return (i.e., based on common stock price and dividends), plotted on an annual basis, with Sunoco’s new and former performance peer groups’ cumulative total returns and the S&P 500 Stock Index (a performance indicator of the overall stock market).
[2]	Premcor is included in the New Peer Group beginning on April 29, 2002, the date the company completed its initial public offering.

PENSION PLANS

This table shows the estimated annual retirement benefits payable to a covered participant based upon the final average pay formulas of the Sunoco, Inc. Retirement Plan (“SCIRP”), the Sunoco, Inc. Pension Restoration Plan, and the Sunoco, Inc. Supplemental Executive Retirement Plan (“SERP”). Participants in these plans may elect to receive their accrued benefits in the form of either a lump sum or an annuity. The estimates shown in the table below assume that benefits are received in the form of a single life annuity.

Final Average Total Cash Compensation1	Estimated Annual Benefits Upon Retirement at Age 62 After Completion of the Following Years of Service

	15 Years2	20 Years2	25 Years	30 Years	35 Years	40 Years

$200,000	$80,000	$80,000	$83,000	$100,000	$108,000	$115,000

400,000	160,000	160,000	167,000	200,000	215,000	230,000

600,000	240,000	240,000	250,000	300,000	323,000	345,000

800,000	320,000	320,000	333,000	400,000	430,000	460,000

1,000,000	400,000	400,000	417,000	500,000	538,000	575,000

1,200,000	480,000	480,000	500,000	600,000	645,000	690,000

1,400,000	560,000	560,000	583,000	700,000	753,000	805,000

1,600,000	640,000	640,000	667,000	800,000	860,000	920,000

1,800,000	720,000	720,000	750,000	900,000	968,000	1,035,000

2,000,000	800,000	800,000	834,000	1,000,000	1,075,000	1,150,000

2,500,000	1,000,000	1,000,000	1,042,000	1,250,000	1,344,000	1,438,000

3,000,000	1,200,000	1,200,000	1,250,000	1,500,000	1,613,000	1,725,000

NOTES TO TABLE:

[1]	Final Average Total Cash Compensation is the average of the base salary and annual bonus in the highest 36 consecutive months during the last 120 months of service.

[2]	Based on the SERP minimum benefit formula of 40% of the Final Average Total Cash Compensation with 12 or more years of service.

The retirement benefits shown above for SCIRP, the Pension Restoration Plan and SERP are amounts calculated prior to the Social Security offset. The Social Security offset is equal to one and two-thirds percent of primary Social Security benefits for each year of Retirement Plan participation up to 30 years or a maximum offset of 50% of primary Social Security benefits.

The SERP was amended to provide Mr. Drosdick with a retirement benefit equal to 60% of Final Average Earnings at age 65. This benefit will vest with 10 years of service or upon a change in control and will be reduced 5% for each year retirement is prior to age 65.

Any SERP benefit payable to Mr. Owens will be offset by accrued benefits from the pension plans of prior employers as provided in his employment arrangement. For purposes of calculating his benefits under SERP, Mr. Owens has been credited with his years of service with certain former employers.

Credited years of service under these plans for the Named Executive Officers as of December 31, 2002 are as follows:

Name	Years of Service

J. G. Drosdick	6

J. H. Maness	2

R. W. Owens	13[1]

M. H. R. Dingus	32

B. G. Fischer	24

T. W. Hofmann	25

C. K. Valutas	26

NOTE TO TABLE:

[1]	R. W. Owens’ years of service include 8 years credited under SERP for service with prior employers, as described above.

SEVERANCE PLANS

The Named Executive Officers participate in plans with certain other key management personnel which provide for severance benefits in the event they are involuntarily terminated without cause by Sunoco. In the case of the Chief Executive Officer, severance payments would be equal to two years of base salary plus guideline annual incentive in effect on his or her termination date, as defined in the plans. The other Named Executive Officers would receive such payments for one and one-half years. If termination (whether actual or constructive) occurs within two years of a Change in Control, as defined in the plans, severance would be payable in a lump sum equal to three times annual compensation for the Chief Executive Officer and the other Named Executive Officers. For these purposes, annual compensation consists of (i) the executive’s annual base salary in effect immediately prior to a Change in Control or immediately prior to his or her employment termination date, whichever is greater, plus (ii) the greater of his or her annual guideline incentive in effect immediately before the Change in Control or employment termination date, or the highest bonus awarded to the executive in any of the three years ending before the Change in Control or in any subsequent year ending before his or her employment termination date.

Each eligible executive will be entitled to medical and life insurance coverage for up to the number of years of severance received, at the same rate that such benefits are provided to active employees of Sunoco. In the case of a Change in Control, the plans also provide for the protection of certain pension benefits and reimbursement for any additional tax liability incurred as a result of excise taxes imposed on payments deemed to be attributable to the Change in Control. Sunoco’s long-term incentive compensation plans provide that upon a Change in Control, all stock options become immediately exercisable, and all performance-based common stock unit awards will be paid out in an amount equal to the total number of performance-based common stock units outstanding as of the Change in Control (when the Change in Control occurs during the year following the date of grant) and at the greater of (i) the total number of performance-based common stock units outstanding as of the Change in Control or (ii) the total number of performance-based common stock units outstanding, multiplied by the applicable performance factor (as defined in the Plans) related to the Company’s performance immediately prior to the Change in Control (when the Change in Control occurs after the first year of grant). The common stock unit awards will be paid out regardless of whether performance targets have been met. Common stock unit awards conditioned on continued employment will be paid out in an amount equal to the total number of common stock units outstanding as of the Change in Control.

OTHER INFORMATION

Certain Relationships and Related Transactions

All of our directors, other than our CEO, are independent directors and meet the applicable independence standards of the New York Stock Exchange. However, we do business with entities on whose boards certain of our directors serve. The Board, through its Governance Committee and its Compensation Committee, has carefully reviewed each of these relationships and has concluded that they are done in the normal course of business, that none interferes with the exercise of independent judgment by any of our independent directors, and none requires any additional disclosure.

By Order of the Board of Directors,

Ann C. Mulé

Chief Governance Officer, Assistant General Counsel and Corporate Secretary

Philadelphia, PA

March 21, 2003

Exhibit A

AUDIT COMMITTEE CHARTER

I.    Organization

The Committee shall consist of at least three Directors, including a Chairperson, each of whom shall:

A.	meet the applicable independence and experience requirements of the New York Stock Exchange or other relevant listing authority, the federal securities laws (as amended by the Sarbanes-Oxley Act of 2002) and the rules and regulations of the Securities and Exchange Commission (“SEC”);

B.	be financially literate (or become financially literate within a reasonable period of time after his/her appointment to the Committee); and

C.	as a general rule, not simultaneously serve on the audit committees of more than two other public companies.

At least one member of the Committee will have accounting or related financial management expertise, as the Board of Directors interprets such qualification in its business judgment.

The Committee shall meet as often as it determines, but not less frequently than quarterly. The Committee also shall meet periodically with management, with the General Auditor and with the independent auditor, in separate executive sessions. The Committee shall make regular reports to the Board on the Committee’s activities.

II.    Purpose

The Committee will:

A.	assist the Board of Directors in its oversight of:

•	the integrity of the Company’s financial statements, and disclosure and other internal control processes; and

•	the Company’s compliance with ethics policies, and legal and regulatory requirements;

B.	prepare the report of the Committee required to be included in the Company’s annual proxy statement.

C.	select, retain, compensate, oversee and evaluate the independent auditor;

D.	select, appoint and evaluate the General Auditor; and

E.	provide oversight on the Company’s guidelines and policies with respect to business risk management and any other matters as the Board or the Committee deems appropriate.

III.    Responsibilities

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to determine that the Company’s financial statements are complete, accurate, and in accordance with accounting principles generally accepted in the United States, or to plan or conduct audits. These are the responsibilities of management or the independent auditor.

The Committee may amend this Charter from time to time as it deems appropriate.

A.	Relationship with Independent Auditor

1.	Selection and Oversight of Independent Auditor

The Committee shall have the sole authority and responsibility to retain and terminate the Company’s independent auditor. The independent auditor shall report directly to the Committee. The Committee shall resolve disagreements between management and the independent auditor regarding financial reporting, and communicate to the independent auditor that he/she is ultimately accountable to the Committee. The Company shall provide appropriate funding, as determined by the Committee, to compensate the independent auditor.

The Committee shall:

(a)	review and evaluate the lead audit partner of the independent auditor team;

(b)	ensure the rotation of the partners of the independent auditor involved in the audit, as required by law and regulation;

(c)	set clear hiring policies for employees or former employees of the independent auditor, in compliance with SEC regulations and stock exchange listing standards;

(d)	meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit; and

(e)	pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed by the independent auditor, subject to applicable de minimis exceptions for non-audit services. The Committee may delegate this authority to a subcommittee of one or more Committee members; provided, however, that such subcommittee decisions subsequently are presented to the full Committee in a timely manner, but in no event later than the next Committee meeting.

2.	Assessment of Independence and Quality of Independent Auditor

At least annually, the Committee shall obtain and review a formal written report by the independent auditor describing:

(a)	the auditing firm’s internal quality-control procedures;

(b)	any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues; and

(c)	all relationships between the independent auditor and the Company (in order to assess independence). The Committee will engage in an active dialogue with the independent auditor regarding any disclosed relationships or services that might impact the objectivity and independence of the independent auditor, and take appropriate action in response to the independent auditor’s report to satisfy itself of the independent auditor’s independence.

B.	Appointment of General Auditor

The Committee annually shall evaluate, and recommend to the Board of Directors, the election and appointment of the General Auditor and review and approve the budget and staffing for the internal audit department, and the annual audit plan of the General Auditor. The Committee shall have direct lines of communication between itself and the General Auditor and, with regard to litigation and legal and regulatory compliance, the General Counsel.

C.	Oversight of Financial Disclosure and Internal Controls

1.	The Committee will review and discuss with management, the General Auditor and the independent auditor, as appropriate:

(a)	the Company’s annual audited financial statements and quarterly unaudited financial statements, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, the results of each quarterly review and annual audit by the independent auditor, and other matters required to be discussed with the independent auditor by applicable laws, regulations and auditing standards, including the quality, not just the acceptability, of the accounting principles and underlying estimates used in the audited financial statements. The Committee also will review and discuss each Form 10-Q and Form 10-K with the Chief Executive Officer, the Chief Financial Officer and the General Counsel, prior to filing. The Committee will report to the Board and shareholders whether it recommends to the Board that the most recent year’s audited financial statements be included in the Form 10-K;

(b)	any other SEC filings as the Committee deems appropriate, prior to filing;

(c)	earnings press releases (including the use of pro forma or adjusted non-GAAP information) prior to release;

(d)	financial information and earnings guidance provided to analysts and rating agencies (this discussion may be general, and need not take place prior to each instance in which such information is provided); and

(e)	the integrity of the Company’s accounting and financial reporting processes (both internal and external), including, but not limited to:

(i)	all critical accounting policies and practices (including accounting estimates) to be used by the Company, including all major issues regarding accounting principles and financial statement presentations, and any significant changes in the Company’s selection or application of accounting principles;

(ii)	analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments (including use of estimates) made in connection with the preparation of the financial statements, including any required analyses of the effects of alternative GAAP methods on the financial statements;

(iii)	the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company;

(iv)	the results of the activities of the General Auditor and the independent auditor, including major conclusions, findings and recommendations and related management responses;

(v)	any material written communications between the independent auditor and management, including any management letters or schedules of unadjusted differences; and

(vi)	matters of audit quality and consistency, including required communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues arising during the engagement.

(vii)	management’s assertions concerning the effectiveness of:

(1)	disclosure controls and procedures; and

(2)	internal controls, as of the end of the most recent fiscal year;

(viii)	any disclosures made to the Committee by the Company’s chief executive officer and/or chief financial officer regarding:

(1)	significant deficiencies in the design or operation of internal controls or any material weaknesses therein; and

(2)	any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s internal controls;

(3)	any material violation of (1) any law, rule or regulation (including securities laws) applicable to the Company or the operation of its businesses or (2) the Company’s Code of Business Conduct and Ethics; and

(ix)	any special audit steps adopted in light of material control deficiencies

2.	The Committee will review and discuss, with the independent auditor, any audit problems or other difficulties encountered by the independent auditor in the course of the audit process, and management’s response, including any:

(a)	restrictions on the scope of the independent auditor’s activities or on access to requested information;

(b)	significant disagreements with management (and management’s responses to such matters);

(c)	accounting adjustments that were noted or proposed by the independent auditor but were passed (as immaterial or otherwise); and

(d)	management or internal control letter issued, or proposed to be issued, by the independent auditor to the Company.

3.	The Committee shall review:

(a)	material litigation involving the Company;

(b)	legal, tax and other developments of major significance to the Company;

(c)	the Company’s guidelines and policies with respect to risk assessment and risk management, including major financial risk exposures and the steps management has taken to monitor and control such exposures.

(d)	major capital project post audit results;

(e)	compliance with the law, legal business policies and regulatory requirements;

(f)	the management delegation of authority process; and

(g)	such other matters as the Board or the Committee considers appropriate.

IV.    Compliance and Investigations

The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Committee shall receive corporate attorneys’ reports of evidence of a material violation of any law, rule or regulation (including securities laws or breaches of fiduciary duty) or the Company’s Code of Business Conduct and Ethics. In discharging its oversight role, the Committee is empowered to investigate any matter within the scope of its responsibility, with full access to all books, records, facilities and personnel of the Company. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

V.    Engagement of Experts and Advisors

The Committee will, as it deems appropriate, engage outside legal, accounting or other advisors, without the need for prior approval by the Board of Directors. The Company shall provide appropriate funding, as determined by the Committee, for payment of applicable fees and expenses of these parties.

VI.    Self-Assessment and Evaluation

The Committee shall perform a review and evaluation, at least annually, of the performance of the Committee and its members, including a review of the Committee’s compliance with this Charter. In addition, the Committee shall review and reassess, at least annually, the adequacy of this Charter and recommend to the Board of Directors any improvements to this Charter that the Committee considers necessary. The Committee shall conduct such evaluations and reviews in such manner as it deems appropriate.

Exhibit B

SUNOCO, INC.

LONG-TERM PERFORMANCE ENHANCEMENT PLAN II

(Amended and Restated as of May 1, 2003)

ARTICLE I

Definitions

As used in this Plan, the following terms shall have the meanings herein specified:

1.1    Affiliate - shall mean any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Sunoco, Inc.

1.2    Board of Directors - shall mean the Board of Directors of Sunoco, Inc.

1.3    Business Combination - shall have the meaning provided herein at Section 1.4(c).

1.4    Change in Control - shall mean the occurrence of any of the following events:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then-outstanding shares of common stock of Sunoco, Inc. (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of Sunoco, Inc. entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section (a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from Sunoco, Inc., (B) any acquisition by Sunoco, Inc., (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Sunoco, Inc. or any company controlled by, controlling or under common control with Sunoco, Inc., or (D) any acquisition by any entity pursuant to a transaction that complies with Sections (c)(1), (c)(2) and (c)(3) of this definition;

(b) Individuals who, as of September 6, 2001, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the shareholders of Sunoco, Inc., was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors;

(c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving Sunoco, Inc. or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of Sunoco, Inc. or the acquisition of assets or stock of another entity by Sunoco, Inc. or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns Sunoco, Inc. or all or substantially all of the assets of Sunoco, Inc., either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Sunoco, Inc. or such corporation resulting from such Business Combination or any of their respective subsidiaries) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such Business Combination; or

(d) Approval by the shareholders of Sunoco, Inc. of a complete liquidation or dissolution of Sunoco, Inc.

1.5    Code - shall mean the Internal Revenue Code of 1986, as amended.

1.6    Committee - shall mean the committee appointed to administer this Plan by the Board of Directors, as constituted from time to time. The Committee shall consist of at least two (2) members of the Board of Directors, each of whom shall meet applicable requirements set forth in the pertinent regulations under Section 16 of the Exchange Act and Section 162(m) of the Code.

1.7    Common Stock - shall mean the authorized and unissued or treasury shares of common stock of Sunoco, Inc.

1.8    Common Stock Units - shall have the meaning provided herein at Section 6.1.

1.9    Company - shall mean Sunoco, Inc., and any Affiliate.

1.10  CSU Payout Date - shall have the meaning provided herein at Section 6.9

1.11  Dividend Equivalents - shall have the meaning provided herein at Section 6.3.

1.12  Dividend Equivalent Account - shall have the meaning provided herein at Section 6.3.

1.13  Employment Termination Date - shall mean the date on which the employment relationship between the Participant and the Company is terminated, or on which the Participant ceases to be a member of the Board of Directors.

1.14    Exchange Act - shall mean the Securities Exchange Act of 1934, as amended.

1.15    Exercise Period - shall have the meaning provided herein at Section 5.3.

1.16    Fair Market Value - shall mean, as of any date and in respect of any share of Common Stock, the opening price on such date of a share of Common Stock (which price shall be the closing price on the previous trading day of a share of Common Stock as reflected in the consolidated trading tables of the Wall Street Journal under the caption “New York Stock Exchange Composite Transactions” or any other publication selected by the Committee). If there is no sale of shares of Common Stock on the New York Stock Exchange for more than ten (10) days immediately preceding such date, the Fair Market Value of the shares of Common Stock shall be as determined by the Committee in such other manner as it may deem appropriate. In no event shall the Fair Market Value of any share of Common Stock be less than its par value.

1.17    Immediate Family Member - shall mean spouse (or common law spouse), siblings, parents, children, stepchildren, adoptive relationships and/or grandchildren of the Participant (and, for this purpose, also shall include the Participant).

1.18    Incentive Stock Options - shall have the meaning provided herein at Section 4.1.

1.19    Incumbent Board - shall have the meaning provided herein at Section 1.4(b).

1.20    Just Cause - shall mean, for any Participant who is a participant in the Sunoco, Inc. Special Executive Severance Plan, “Just Cause” as defined in such plan, and for any other Participant:

(a) the willful and continued failure of the Participant to perform substantially the Participant’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness or following notice of employment termination by the Participant pursuant to Section 1.34), after a written demand for substantial performance is delivered to the Participant by the Board of Directors or any employee of the Company with supervisory authority over the Participant that specifically identifies the manner in which the Board of Directors or such supervising employee believes that the Participant has not substantially performed the Participant’s duties, or

(b) the willful engaging by the Participant in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

1.21    Limited Rights - shall have the meaning provided herein at Section 5.1.

1.22    Market Price - shall have the meaning provided herein at Section 5.4.

1.23    Option - shall mean Stock Option and/or Incentive Stock Option.

1.24    Option Price - shall mean the purchase price per share of Common Stock deliverable upon the exercise of an Option.

1.25    Optionee - shall mean the holder of an Option.

1.26    Outstanding Company Common Stock - shall have the meaning provided herein at Section 1.4(a).

1.27    Outstanding Company Voting Securities - shall have the meaning provided herein at Section 1.4(a).

1.28    Participant - shall have the meaning provided herein at Section 2.4(a).

1.29    Performance Factors - shall mean the various payout percentages related to the attainment levels of one or more Performance Goals, as determined by the Committee.

1.30    Performance Goals - shall mean the specific targeted amounts of, or changes in, financial or operating goals including: revenues; expenses; net income; operating income; equity; return on equity, assets or capital employed; working capital; shareholder return; operating capacity utilized; production or sales volumes; or throughput. Other financial or operating goals may also be used as determined by the Committee. Such goals may be applicable to the Company as a whole or one or more of its business units and may be applied in total or on a per share, per barrel or percentage basis and on an absolute basis or relative to other companies, industries or indices or any combination thereof, as determined by the Committee.

1.31    Performance Period - shall have the meaning provided herein at Section 6.4.

1.32    Person - shall have the meaning provided herein at Section 1.4(a).

1.33    Plan - shall have the meaning provided herein at Section 2.2.

1.34    Qualifying Termination - shall mean, with respect to the employment of any Participant who is a participant in the Sunoco, Inc. Special Executive Severance Plan, a “Qualifying Termination” as defined in such plan, and with respect to the employment of any other Participant, the following:

(a) a termination of employment by the Company within seven (7) months after a Change in Control, other than for Just Cause, death or permanent disability;

(b) a termination of employment by the Participant within seven (7) months after a Change in Control for one or more of the following reasons:

(1) the assignment to such Participant of any duties inconsistent in a way significantly adverse to such Participant, with such Participant’s positions, duties, responsibilities and status with the Company immediately prior to the Change in Control, or a significant reduction in the duties and responsibilities held by the Participant immediately prior to the Change in Control, in each case except in connection with such Participant’s termination of employment by the Company for Just Cause; or

(2) a reduction by the Company in the Participant’s combined annual base salary and guideline (target) bonus as in effect immediately prior to the Change in Control; or

(3) the Company requires the Participant to be based anywhere other than the Participant’s present work location or a location within thirty-five (35) miles from the present location; or the Company requires the Participant to travel on Company business to an extent substantially more burdensome than such Participant’s travel obligations during the period of twelve (12) consecutive months immediately preceding the Change in Control;

provided, however, that in the case of any such termination of employment by the Participant under this subparagraph (b), such termination shall not be deemed to be a Qualifying Termination unless the termination occurs within 120 days after the occurrence of the event or events constituting the reason for the termination; or

(c) before a Change in Control, a termination of employment by the Company, other than a termination for Just Cause, or a termination of employment by the Participant for one of the reasons set forth in (b) above, if the affected Participant can demonstrate that such termination or circumstance in (b) above leading to the termination:

(1) was at the request of a third party with which the Company had entered into negotiations or an agreement with regard to a Change in Control; or

(2) otherwise occurred in connection with a Change in Control;

provided, however, that in either such case, a Change in Control actually occurs within one (1) year following the Employment Termination Date.

1.35    Stock Options - shall have the meaning provided herein at Section 3.1.

1.36    Subsidiary - shall mean any corporation of which, at the time, more than fifty percent (50%) of the shares entitled to vote generally in an election of directors are owned directly or indirectly by Sunoco, Inc. or any subsidiary thereof.

1.37    Sunoco, Inc. - shall mean Sunoco, Inc., a Pennsylvania corporation, and any successor thereto by merger, consolidation, liquidation or purchase of assets or stock or similar transaction.

ARTICLE II

Background, Purpose and Term of Plan; Participation & Eligibility for Benefits

2.1    Background.    Effective on December 31, 2001, no further awards shall be made under the Sunoco, Inc. Long-Term Performance Enhancement Plan adopted in May, 1997; provided, however, that any rights theretofore granted under that plan shall not be affected.

2.2    Purpose of the Plan.    The purposes of this Sunoco, Inc. Long-Term Performance Enhancement Plan II (the “Plan”) are to:

(a) better align the interests of shareholders and management of the Company by creating a direct linkage between Participants’ rewards and shareholders’ gains;

(b) provide management with the ability to increase equity ownership in Sunoco, Inc.;

(c) provide competitive compensation opportunities that can be realized through attainment of performance goals; and

(d) provide an incentive to management for continuous employment with the Company.

It is intended that most awards made under the Plan will qualify as performance-based compensation under Section 162(m) of the Code.

2.3    Term of the Plan.    The original Plan was approved by shareholders at Sunoco, Inc.’s 2001 Annual Meeting of Shareholders and first became effective at that time. The amended and re-stated version of the Plan, presented at Sunoco, Inc.’s 2003 Annual Meeting of Shareholders, will become effective upon approval by the holders of a majority of the votes present, in person or represented by proxy, at such meeting. No awards will be made under this Plan after December 31, 2008 unless the Board of Directors extends this date to a date no later than December 31, 2013. The Plan and all awards made under the Plan prior to such date (or extended date) shall remain in effect until such awards have been satisfied or terminated in accordance with the Plan and the terms of such awards.

2.4    Administration.    The Plan shall be administered by the Committee, which shall have the authority, in its sole discretion and from time to time to:

(a) designate the employees or directors, or classes of employees or directors, eligible to participate in the Plan (each such employee or director being, a “Participant”);

(b) grant awards provided in the Plan in such form and amount as the Committee shall determine;

(c) impose such limitations, restrictions and conditions upon any such award as the Committee shall deem appropriate; and

(d) interpret the Plan, adopt, amend and rescind rules and regulations relating to the Plan, and make all other determinations and take all other action necessary or advisable for the implementation and administration of the Plan.

The decisions and determinations of the Committee on all matters relating to the Plan shall be in its sole discretion and shall be conclusive. No member of the Committee shall be liable for any action taken or not taken or decision made or not made in good faith relating to the Plan or any award thereunder.

2.5    Eligibility for Participation.    Participants in the Plan shall be:

(a) non-employee members of the Board of Directors; and

(b) those officers and other key employees occupying responsible managerial or professional positions at the Company, and capable of substantially contributing to its success.

In making this selection and in determining the amount of awards, the Committee shall consider any factors deemed relevant, including the individual’s functions, responsibilities, value of services to the Company and past and potential contributions to its profitability and sound growth.

2.6    Types of Awards Under the Plan.    Awards under the Plan may be in the form of any one or more of the following:

(a) Stock Options, as described in Article III;

(b) Incentive Stock Options, as described in Article IV;

(c) Limited Rights, as described in Article V; and/or

(d) Common Stock Units, as described in Article VI.

2.7    Aggregate Limitation on Awards.    Shares of stock which may be issued under the Plan shall be Common Stock. The maximum number of shares of Common Stock authorized under for issuance under the Plan as originally adopted by the shareholders at Sunoco, Inc.’s 2001 Annual Meeting was four million (4,000,000). No Option may be granted if the number of shares of Common Stock to which such Option relates, when added to the number of shares of Common Stock previously issued under the Plan, exceeds the number of such shares reserved under the preceding sentence. For purposes of calculating the maximum number of shares of Common Stock which may be issued under the Plan:

(a) all the shares issued (including the shares, if any, withheld for tax withholding requirements) shall be counted when cash is used as full payment for shares issued upon exercise of an Option;

(b) only the shares issued (including the shares, if any, withheld for tax withholding requirements) net of shares of Common Stock used as full or partial payment for such shares upon exercise of an Option, shall be counted; and

(c) only the shares issued (including the shares, if any, withheld for tax withholding) upon vesting and payment of Common Stock Units, shall be counted.

In addition to shares of Common Stock actually issued pursuant to the exercise of Options, there shall be deemed to have been issued a number of shares equal to the number of shares of Common Stock in respect of which Limited Rights (as described in Article V) shall have been exercised. Shares tendered by a Participant as payment for shares issued upon exercise of an Option shall be available for issuance under the Plan. Any shares distributed pursuant to an Option may consist, in whole or in part, of authorized and unissued shares or treasury shares including shares of Common Stock acquired by purchase in the open market or in private transactions. Any shares of Common Stock subject to an Option, which for any reason is terminated, unexercised or expires shall again be available for issuance under the Plan, but shares subject to an Option that, as a result of the exercise of Limited Rights, are not issued, shall not be available for issuance under the Plan.

(d) The maximum number of Options that shall be granted in any calendar year to a Participant shall be four hundred thousand (400,000).

(e) The maximum number of Common Stock Units granted in any calendar year to a Participant shall be one hundred fifty thousand (150,000).

(f) The maximum number of Common Stock Units granted under the Plan will be two million (2,000,000).

The share limits set forth in this Section 2.7 shall be adjusted to reflect any capitalization changes as discussed in Section 7.9.

ARTICLE III

Stock Options

3.1    Award of Stock Options.    The Committee, from time to time, and subject to the provisions of the Plan and such other terms and conditions as the Committee may prescribe, may grant to any Participant in the Plan one or more options to purchase for cash or shares the number of shares of Common Stock (“Stock Options”) allotted by the Committee. The date a Stock Option is granted shall mean the date selected by the Committee as of which the Committee allots a specific number of options to a Participant pursuant to the Plan.

3.2    Stock Option Agreements.    The grant of a Stock Option shall be evidenced by a written Stock Option Agreement, executed by the Company and the holder of a Stock Option, stating the number of shares of Common Stock subject to the Stock Option evidenced thereby, and in such form as the Committee may from time to time determine.

3.3    Stock Option Price.    The Option Price per share of Common Stock deliverable upon the exercise of a Stock Option shall be not less than 100% of the Fair Market Value of a share of Common Stock on the date the Stock Option is granted.

3.4    Term and Exercise.    The term and the vesting schedule of the Stock Options shall be determined by the Committee. However, except as otherwise provided in Section 3.11, no Stock Option may be exercisable before the first anniversary of the date of grant or after the tenth anniversary of the date of grant. No Stock Option shall be exercisable after the expiration of its term.

3.5    Transferability.    No Stock Option may be transferred by the Participant other than by will, by the laws of descent and distribution or, to the extent not inconsistent with the applicable provisions of the Code, pursuant to a domestic relations order under applicable provisions of law, and during the Participant’s lifetime the option may be exercised only by the Participant; provided, however, that, subject to such limits as the Committee may establish, the Committee, in its discretion, may allow the Participant to transfer a Stock Option for no consideration to, or for the benefit of, an Immediate Family Member or to a bona fide trust for the exclusive benefit of such Immediate Family Members, or a partnership or limited liability company in which such Immediate Family Members are the only partners or members.

Such transfer may only be effected following the advance written notice from the Participant to the Committee, describing the terms and conditions of the proposed transfer, and such transfer shall become effective only when recorded in the Company’s record of outstanding

Stock Options. Any such transferable Stock Option is further conditioned on the Participant and such Immediate Family Member or other transferee agreeing to abide by the Company’s then-current Stock Option transfer guidelines. In the discretion of the Committee, the foregoing right to transfer a Stock Option also will apply to the right to transfer ancillary rights associated with such Stock Option, and to the right to consent to any amendment to the applicable Stock Option Agreement.

Subsequent transfers shall be prohibited except in accordance with the laws of descent and distribution, or by will. Following transfer, any such Stock Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, and the terms “Optionee” or “Participant” shall be deemed to include the transferee; provided, however, that the events of termination of employment of Sections 3.8 (“Retirement or Disability”), 3.9 (“Termination for Other Reasons”) and 3.10 (“Death of Optionee”) hereof shall continue to be applied with respect to the original Optionee, following which the options shall be exercisable by the transferee only to the extent, and for the respective periods specified therein. Neither the Committee nor the Company will have any obligation to inform any transferee of a Stock Option or stock appreciation right of any expiration, termination, lapse or acceleration of such Option. The Company will have no obligation to register with any federal or state securities commission or agency any Common Stock issuable or issued under a Stock Option or stock appreciation right that has been transferred by a Participant under this Section 3.5.

3.6    Manner of Payment.    Each Stock Option Agreement shall set forth the procedure governing the exercise of the Stock Option granted thereunder, and shall provide that, upon such exercise in respect of any shares of Common Stock subject thereto, the Optionee shall pay to the Company, in full, the Option Price for such shares (together with payment for any taxes which the Company is required by law to withhold by reason of such exercise) with cash or with Common Stock. All shares of Common Stock issued under this Plan, or any other Company plan, must be held at least six (6) months before they may be used as payment of the Option Price.

3.7    Issuance and Delivery of Shares.    As soon as practicable after receipt of payment, the Company shall deliver to the Optionee a certificate or certificates for, or otherwise register the Optionee on the books and records of the Company as a holder of, such shares of Common Stock. The Optionee shall become a shareholder of Sunoco, Inc. with respect to the Common Stock so registered, or represented by share certificates so issued, and as such shall be fully entitled to receive dividends, to vote and to exercise all other rights of a shareholder except to the extent otherwise provided in the Option award.

(a) Notwithstanding the foregoing, and at the discretion of the Committee, any Optionee subject to minimum stock ownership guidelines (as established from time to time by the Committee or the Company), but failing to meet the applicable personal ownership requirement within the prescribed period may, upon exercise of the Options, receive a number of shares of Common Stock subject to the following restrictions which shall remain in place until compliance with such ownership guidelines is attained:

    (1) The number of shares subject to the restrictions shall be equal to the total number of shares received in the exercise of the Options, minus the sum of:

(i) to the extent that shares received upon exercise of the Option are used to pay the Option Price, the number of shares which have a Fair Market Value on the date of the Option exercise equal to the total amount paid for all the shares received in the Option exercise; and

(ii) to the extent that shares received upon exercise of the Option are used to pay taxes and brokerage fees, the number of shares which have a Fair Market Value on the date of the Option exercise equal to the applicable federal, state and local withholding tax on the total Option exercise and any brokerage commission or interest charges, if applicable to the exercise.

(2) Other than transfers to family members or trusts that are permitted in accordance with the applicable stock ownership guidelines, and that will not result in a reduction in the level of ownership attributable to the Participant under such guidelines, the Optionee shall be prohibited from effecting the sale, exchange, transfer, pledge, hypothecation, gift or other disposition of such shares of Common Stock until the earlier of:

(i) attainment of compliance with applicable stock ownership guidelines;

(ii) the Optionee’s death, retirement, or permanent disability (as determined by the Committee); or

(iii) occurrence of the Optionee’s Employment Termination Date, for any reason other than Just Cause.

Notwithstanding the foregoing, six (6) months after the exercise of the Stock Option, such shares of Common Stock may be used as payment of the Option Price of shares issued upon the exercise of other Stock Options. However, all such shares issued will be restricted shares.

(3) The restrictions shall apply to any new, additional or different securities the Optionee may become entitled to receive with respect to such shares by virtue of a stock split or stock dividend or any other change in the corporate or capital structure of the Company.

(b) Until such time as the restrictions hereunder lapse, the shares will be held in “book-entry form” and appropriate notation of these restrictions will be maintained in the records of the Company’s transfer agent and registrar. Any share certificate representing such shares will bear a conspicuous legend evidencing these restrictions, and the Company may require the Optionee to deposit the share certificate with the Company or its agent, endorsed in blank or accompanied by a duly executed irrevocable stock power or other instrument of transfer.

3.8    Retirement or Disability.    Upon termination of the Optionee’s employment by reason of retirement or permanent disability (as each is determined by the Committee), the Optionee may, within sixty (60) months from the date of termination, exercise any Stock Options to the extent such options are exercisable during such 60-month period.

3.9    Termination for Other Reasons.    Except as provided in Sections 3.8 and 3.10, or except as otherwise determined by the Committee, upon termination of an Optionee’s employment, all unvested Stock Options shall terminate immediately, and all vested Stock Options shall terminate:

(a) immediately, in the case of an Optionee terminated by the Company for Just Cause; or

(b) upon the expiration of ninety (90) calendar days following the occurrence of the Optionee’s Employment Termination Date, other than for Just Cause;

provided, however, that the Limited Rights awarded in tandem with such Stock Options shall not terminate and such Limited Rights shall remain exercisable during the Exercise Period for any Optionee whose employment relationship with the Company has been terminated as a result of any Qualifying Termination.

3.10    Death of Optionee.    Any rights in respect of Stock Options to the extent exercisable on the date of the Optionee’s death may be exercised by the Optionee’s estate or by any person that acquires the legal right to exercise such Stock Option by bequest, inheritance, or otherwise by reason of the death of the Optionee. Any such exercise to be valid must occur within the remaining option term of the Stock Option. The foregoing provisions of this Section 3.10 shall apply to an Optionee who dies while employed by the Company and to an Optionee whose employment may have terminated prior to death; provided, however, that:

(a) an Optionee who dies while employed by the Company will be treated as if the Optionee had retired on the date of death. Accordingly, the Optionee’s estate or a person who acquires the right to exercise such Stock Option by bequest or inheritance will have the right to exercise the Stock Option in accordance with Section 3.8; or

(b) the estate or a person who acquires the right to exercise a Stock Option by bequest or inheritance from an Optionee who dies after terminating employment with the Company will have the remainder of any exercise period provided under Sections 3.8 and 3.9.

3.11    Acceleration of Options.    Notwithstanding any provisions to the contrary in agreements evidencing Options granted thereunder or in this Plan, each outstanding Option shall become immediately and fully exercisable upon the occurrence of any Change in Control.

3.12    Effect of Exercise.    The exercise of any Stock Options shall cancel that number of related Limited Rights, if any, which is equal to the number of shares of Common Stock purchased pursuant to said Options.

ARTICLE IV

Incentive Stock Options

4.1    Award of Incentive Stock Options.    The Committee, from time to time, and subject to the provisions of the Plan and such other terms and conditions as the Committee may prescribe, may grant to any Participant in the Plan one or more “incentive stock options” (intended to qualify as such under the provisions of Section 422 of the Code (“Incentive Stock Options”)) to purchase for cash or shares the number of shares of Common Stock allotted by the Committee. The date an Incentive Stock Option is granted shall mean the date selected by the Committee as of which the Committee allots a specific number of options to a Participant pursuant to the Plan. Notwithstanding the foregoing, Incentive Stock Options shall not be granted to any owner of ten percent (10%) or more of the total combined voting power of Sunoco, Inc. and its subsidiaries (within the meaning of Section 424(f) of the Code).

4.2    Incentive Stock Option Agreements.    The grant of an Incentive Stock Option shall be evidenced by a written Incentive Stock Option Agreement, executed by the Company and the holder of an Incentive Stock Option stating the number of shares of Common Stock subject to the Incentive Stock Option evidenced thereby, and in such form as the Committee may from time to time determine.

4.3    Incentive Stock Option Price.    The Option Price per share of Common Stock deliverable upon the exercise of an Incentive Stock Option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Incentive Stock Option is granted.

4.4    Term and Exercise.    The term and the vesting schedule of the Incentive Stock Option shall be determined by the Committee. However, no Incentive Stock Option may be exercisable before the first anniversary of the date of grant or after the tenth anniversary of such date. No Incentive Stock Option shall be exercisable after the expiration of its term.

4.5    Limits on Incentive Stock Options.    Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the stock on the date of grant with respect to which Incentive Stock Options are exercisable for the first time by an Optionee during any calendar year, under this Plan or any other stock option plan of Sunoco, Inc. and its subsidiaries (within the meaning of Section 424(f) of the Code) exceeds One Hundred Thousand Dollars ($100,000.00), then the Option, as to the excess shall be treated as a non-qualified stock option. An Incentive Stock Option shall not be granted to any person who is not an “employee” of the Company (within the meaning of Section 424(f) of the Code).

4.6    Retirement or Disability.    Upon the termination of the Optionee’s employment by reason of retirement or permanent disability (as each is determined by the Committee), the Optionee may, within sixty (60) months from the date of such termination of employment, exercise any Incentive Stock Options to the extent such Incentive Stock Options are exercisable during such 60-month period. Notwithstanding the foregoing, the tax treatment available pursuant to Section 422 of the Code upon the exercise of an Incentive Stock Option will not be available to an Optionee who exercises any Incentive Stock Option more than:

(a) twelve (12) months after the date of termination of employment due to permanent disability; or

(b) three (3) months after the date of termination of employment due to retirement.

4.7    Termination for Other Reasons.    Except as provided in Sections 4.6 and 4.8, or except as otherwise determined by the Committee, upon termination of an Optionee’s employment, all unvested Incentive Stock Options shall terminate immediately, and all vested Incentive Stock Options shall terminate:

(a) immediately, in the case of an Optionee terminated by the Company for Just Cause; or

(b) upon the expiration of ninety (90) calendar days following the date of termination of an Optionee’s employment other than for Just Cause;

provided, however, that the Limited Rights awarded in tandem with such Incentive Stock Options shall not terminate and such Limited Rights shall remain exercisable during the Exercise Period for any Optionee whose employment relationship with the Company has been terminated as a result of any Qualifying Termination.

4.8    Death of Optionee.    Any rights in respect of Incentive Stock Options to the extent exercisable on the date of the Optionee’s death may be exercised by the Optionee’s estate or by any person that acquires the legal right to exercise such Stock Option by bequest, inheritance, or otherwise by reason of the death of the Optionee. Any such exercise to be valid must occur within the remaining option term of the Incentive Stock Option. The foregoing provisions of this Section 4.8 shall apply to an Optionee who dies while employed by the Company and to an Optionee whose employment may have terminated prior to death; provided, however, that:

(a) an Optionee who dies while employed by the Company will be treated as if the Optionee had retired on the date of death. Accordingly, the Optionee’s estate or a person who acquires the right to exercise such Incentive Stock Option by bequest or inheritance will have the right to exercise the Incentive Stock Option in accordance with Section 4.6; or

(b) the estate or a person who acquires the right to exercise a stock option by bequest or inheritance from an Optionee who dies after terminating employment with the Company will have the remainder of any exercise period provided under Section 4.6 and 4.7.

4.9    Applicability of Stock Options Selections.    Section 3.6 (“Manner of Payment”), Section 3.7 (“Issuance and Delivery of Shares”), Section 3.11 (“Acceleration of Options”) and Section 3.12 (“Effect of Exercise”), applicable to Stock Options, shall apply equally to Incentive Stock Options. Said Sections are incorporated by reference in this Article IV as though fully set forth herein.

ARTICLE V

Limited Rights

5.1    Award of Limited Rights.    Concurrently with or subsequent to the award of any Option, the Committee may, subject to the provisions of the Plan and such other terms and conditions as the Committee may prescribe, award to the Optionee with respect to each Option, a related limited right permitting the Optionee, during a specified limited time period, to be paid the appreciation on the Option in lieu of exercising the Option (“Limited Right”).

5.2    Limited Rights Agreement.    Limited Rights granted under the Plan shall be evidenced by written agreements in such form as the Committee may from time to time determine.

5.3    Exercise Period.    Limited Rights are immediately exercisable in full upon grant for a period of up to seven (7) months following the date of a Change in Control (the “Exercise Period”).

5.4    Amount of Payment.    The amount of payment to which an Optionee shall be entitled upon the exercise of each Limited Right shall be equal to 100% of the amount, if any, which is equal to the difference between the Option Price of the related Option and the Market Price of a share of such Common Stock. “Market Price” is defined to be the greater of:

(a) the highest price per share of Common Stock paid in connection with any Change in Control during the period from the sixtieth (60th) calendar day immediately prior to the Change in Control through the ninetieth (90th) calendar day following the Change in Control; and

(b) the highest trading price per share of Common Stock reflected in the consolidated trading tables of The Wall Street Journal (presently the New York Stock Exchange Composite Transactions quotations) during the 60-day period immediately prior to the Change in Control.

5.5    Form of Payment.    Payment of the amount to which an Optionee is entitled upon the exercise of Limited Rights, as determined pursuant to Section 5.4, shall be made solely in cash.

5.6    Effect of Exercise.    If Limited Rights are exercised, the Stock Options, if any, related to such Limited Rights cease to be exercisable to the extent of the number of shares with respect to which the Limited Rights were exercised. Upon the exercise or termination of the Options, if any, related to such Limited Rights, the Limited Rights granted with respect thereto terminate to the extent of the number of shares as to which the related Options were exercised or terminated; provided, however, that with respect to Options that are terminated as a result of the termination of the Optionee’s employment status, the Limited Rights awarded in tandem therewith shall not terminate and such Limited Rights shall remain exercisable during the Exercise Period for any Optionee whose employment relationship with the Company has been terminated as a result of any Qualifying Termination.

5.7    Retirement or Disability.    Upon termination of the Optionee’s employment by reason of permanent disability or retirement (as each is determined by the Committee), the Optionee may, within six (6) months from the date of termination, exercise any Limited Rights to the extent such Limited Right is exercisable during such six-month period.

5.8    Death of Optionee or Termination for Other Reasons.    Except as provided in Sections 5.7 and 5.9 or except as otherwise determined by the Committee, all Limited Rights granted under the Plan shall terminate upon the termination of the Optionee’s employment or upon the death of the Optionee.

5.9    Termination Related to a Change in Control.    The requirement that an Optionee be terminated by reason of retirement or permanent disability or be employed by the Company at the time of exercise pursuant to Sections 5.7 and 5.8 respectively, is waived during the Exercise Period as to any Optionee whose employment relationship with the Company has been terminated as a result of any Qualifying Termination.

ARTICLE VI

Common Stock Units

6.1    Award of Common Stock Units.    The Committee, from time to time, and subject to the provisions of the Plan, may grant to any Participant in the Plan rights to receive shares of Common Stock which are subject to a risk of forfeiture by the Participant (“Common Stock Units”). At the time it grants any Common Stock Units, the Committee shall determine whether the payment of such Common Stock Units shall be conditioned upon either:

(a) the Participant’s continued employment with the Company throughout a stated period (Section 6.4); or

(b) the attainment of certain predetermined performance objectives during a stated period (Section 6.5).

The date Common Stock Units are granted shall mean the date selected by the Committee as of which the Committee allots a specific number of Common Stock Units to a Participant pursuant to the Plan.

6.2    Common Stock Unit Agreements.    Common Stock Units granted under the Plan shall be evidenced by written agreements stating the number of Common Stock Units evidenced thereby or in such form and as the Committee may from time to time determine.

6.3    Dividend Equivalents.    A holder of Common Stock Units will be entitled to receive payment from the Company in an amount equal to each cash dividend (“Dividend Equivalent”) Sunoco, Inc. would have paid to such holder had he, on the record date for payment of such dividend, been the holder of record of shares of Common Stock equal to the number of Common Stock Units which had been awarded to such holder as of the close of business on such record date. The Company shall establish a bookkeeping account on behalf of each Participant in which the Dividend Equivalents that would have been paid to the holder of Common Stock Units (“Dividend Equivalent Account”) shall be credited. The Dividend Equivalent Account will not bear interest.

6.4    Performance Period.    Upon making an award, the Committee shall determine (and the Common Stock Unit Agreement shall state) the length of the applicable period during which employment must be maintained or certain performance targets must be attained (the “Performance Period”). Performance Periods will normally be from three (3) to five (5) years; provided, however, that the Committee at its sole discretion may establish other time periods; and further provided, that the Performance Period for an award conditioned upon a Participant’s continued employment with the Company shall not be less than three (3) years.

6.5    Performance Goals.    Common Stock Units and the related Dividend Equivalent Account earned may be based upon the attainment of Performance Goals established by the

Committee in accordance with Section 162(m) of the Code. Within the first ninety (90) days of the Performance Period, the Committee shall establish, in writing, the weighted Performance Goals and related Performance Factors for various goal achievement levels for the Company. In establishing the weighted Performance Goals, the Committee shall take the necessary steps to insure that the Company’s ability to achieve the pre-established goals is uncertain at the time the goals are set. The established written Performance Goals, assigned weights, and Performance Factors shall be written in terms of an objective formula, whereby any third party having knowledge of the relevant Company performance results could calculate the amount to be paid. Such Performance Goals may vary by Participant and by grant.

The number of Common Stock Units and Dividend Equivalents earned will be equal to the amounts awarded multiplied by the applicable Performance Factors. However, the Committee shall have the discretion, by Participant and by grant, to reduce (but not to increase) some or all of the amount that would otherwise be payable by reason of the satisfaction of the Performance Goals. In making any such determination, the Committee is authorized to take into account any such factor or factors it determines are appropriate, including but not limited to Company, business unit and individual performance.

6.6    Payment of Common Stock Units and Dividend Equivalent Account.    Payment in respect of Common Stock Units earned (as determined under Sections 6.4 and 6.5) shall be made to the holder thereof within ninety (90) days after the Performance Period for such units has ended, but only to the extent the Committee certifies in writing that the continuing employment and/or any applicable performance targets have been met.

Except as may be otherwise provided by Section 6.9, payment for Common Stock Units earned shall be made either in shares of Common Stock, or in cash, at the sole discretion of the Committee. The medium of payment, whether in shares of Common Stock or in cash, shall be set forth in the Committee’s resolution granting the Common Stock Units and in the Agreement with the Participant.

For an award of Common Stock Units to be paid out in shares, the number of shares paid shall be equal to the number of Common Stock Units earned. The holder may elect to reduce this amount by the number of shares of Common Stock which have, on the date the Common Stock Units are paid, a Fair Market Value equal to the applicable federal, state and local withholding tax due on the receipt of Common Stock, in lieu of making a cash payment equal to the amount of such withholding tax due.

For an award of Common Stock Units to be settled in cash, the amount of cash paid shall be equal to the number of Common Stock Units earned multiplied by the Fair Market Value of a share of Common Stock on such date following the lapse of the Performance Period, and the satisfaction of any other applicable conditions established by the Committee at the time of grant, that the Participant first becomes entitled to receive such payment. Such amount will be reduced by the applicable federal, state and local withholding tax due.

A holder of Common Stock Units (whether or not such Common Stock Units are to be paid out in Common Stock, or settled in cash) will be entitled to receive from the Company, at the end of the Performance Period, payment of an amount in cash equal to the Dividend Equivalent Account earned (as determined under Sections 6.4 and 6.5) by the holder minus applicable federal, state and local withholding tax due.

(a) Notwithstanding the foregoing, and at the discretion of the Committee, any Participant subject to minimum stock ownership guidelines (as established from time to time by the Committee or the Company), but failing to meet the applicable personal ownership requirement within the prescribed period may receive a number of shares of Common Stock upon payment of the Common Stock Units, subject to the following restrictions which shall remain in place until compliance with such ownership guidelines is attained:

(1) The number of shares subject to the restrictions shall be equal to the total number of Common Stock Units being paid out, minus the number of shares of Common Stock used to pay applicable federal, state and local withholding tax on the total payment of such Common Stock Units.

(2) Other than transfers to family members or trusts that are permitted in accordance with the applicable stock ownership guidelines, and that will not result in a reduction in the level of ownership attributable to the Participant under such guidelines, the Participant shall be prohibited from effecting the sale, exchange, transfer, pledge, hypothecation, gift or other disposition of such shares of Common Stock until the earlier of:

(i) attainment of compliance with applicable stock ownership guidelines;

(ii) the Participant’s death, retirement, or permanent disability (as determined by the Committee); or

(iii) occurrence of the Participant’s Employment Termination Date, for any reason other than Just Cause.

(3) These restrictions shall apply to any new, additional or different securities the Participant may become entitled to receive with respect to such shares by virtue of a stock split or stock dividend or any other change in the corporate or capital structure of the Company.

(b) Until such time as the restrictions hereunder lapse, the shares will be held in “book-entry form” and appropriate notation of these restrictions will be maintained in the records of the Company’s transfer agent and registrar. Any share certificate representing such shares will bear a conspicuous legend evidencing these restrictions, and the Company may require the Participant to deposit the share certificate with the Company or its agent, endorsed in blank or accompanied by a duly executed irrevocable stock power or other instrument of transfer.

6.7    Death, Disability or Retirement.

(a) Upon the occurrence of a Participant’s Employment Termination Date, by reason of death, permanent disability or retirement (as each is determined by the Committee) prior to the end of the Performance Period:

(1) in the case of an award of Common Stock Units made pursuant to Section 6.1(a) hereof and conditioned upon the Participant’s continued employment, the conditions to payout, if any, shall be determined by the Committee and shall be as set forth in the agreement granting the Common Stock Units.

(2) in the case of an award of Common Stock Units made pursuant to Section 6.1(b) hereof and conditioned upon the attainment of certain predetermined performance objectives, no portion of the Participant’s Common Stock Units and the Dividend Equivalent Account related to such award shall be forfeited, and the Common Stock Units, together with related Dividend Equivalents, shall be paid out as though such Participant continued to be an employee or director of the Company through any applicable Performance Period, and as, if, and when the applicable Performance Goals have been met.

6.8    Termination of Employment.    Except as provided in Sections 6.7 and 6.9, or as determined by the Committee, 100% of all Common Stock Units of a Participant under the Plan shall be forfeited and the Dividend Equivalent Account shall be forfeited upon the occurrence of the Participant’s Employment Termination Date prior to the end of the Performance Period, and in such event the Participant shall not be entitled to receive any Common Stock or any payment of the Dividend Equivalent Account regardless of the level of Performance Goals achieved for the respective Performance Periods.

6.9    Change in Control.    In the event of a Change in Control, Common Stock Units shall be paid to the Participant no later than ninety (90) days following the date of occurrence of such Change in Control (the “CSU Payout Date”), regardless of whether the applicable Performance Period has expired or whether the applicable Performance Goals have been met. For a Change in Control occurring within the first consecutive twelve-month period following the date of grant, the number of performance-based Common Stock Units paid out with regard to such grant shall be equal to the total number of Common Stock Units outstanding in such grant as the Change in Control, not adjusted for any Performance Factors described in Section 6.5. For a Change in Control occurring after the first consecutive twelve-month period following the date of grant, the number of performance-based Common Stock Units paid out with regard to such grant shall be the greater of (i) the total number of Common Stock Units outstanding in such grant as of the Change in Control, not adjusted for any Performance factors described in Section 6.5 or (ii) the total number of such Common Stock Units outstanding in such grant, multiplied by the applicable Performance Factors related to the Company’s actual performance immediately prior to the Change in Control. In the case of an award of Common Stock Units conditioned upon the Participant’s continued employment, the total number of Common Stock Units outstanding in such grant as of the Change in Control shall be paid to the Participant. The Participant’s Common Stock Units shall be payable to the Participant in cash or stock, as determined by the Committee prior to the Change in Control, as follows:

(a) if the Participant is to receive stock, the Participant will receive shares of Common Stock equal in number to the total number of Common Stock Units as stated above in this Section 6.9; or

(b) if the Participant is to receive cash, the Participant will be paid an amount in cash equal to the number of Common Stock Units stated above in this Section 6.9 multiplied by the Market Price as defined in Section 5.4 Such amount will be reduced by the applicable federal, state and local withholding taxes due.

On or before the CSU Payout Date, the Participant will be paid an amount in cash equal to the applicable Dividend Equivalents on the number of Common Stock Units being paid pursuant to this Section 6.9 for the time period immediately preceding the Change in Control. Payout of Common Stock Units and the Dividend Equivalents shall be made to each Participant:

(c) who is employed by the Company on the CSU Payout Date; or

(d) whose employment relationship with the Company is terminated:

(1) as a result of any Qualifying Termination prior to the CSU Payout Date; or

(2) as a result of death, permanent disability or retirement (as each is determined by the Committee), that has occurred prior to the CSU Payout Date.

The Committee may establish, at the time of the grant of Common Stock Units, other conditions which must be met for payout to occur. These conditions shall be set forth in the Committee’s resolution granting the Common Stock Units and in the Agreement with the holders.

ARTICLE VII

Miscellaneous

7.1    General Restriction.    Each award under the Plan shall be subject to the requirement that if, at any time, the Committee shall determine that:

(a) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or Federal law; or

(b) the consent or approval of any government regulatory body; or

(c) an agreement by the recipient of an award with respect to the disposition of shares of Common Stock,

is necessary or desirable as a condition of, or in connection with, the granting of such award or the issue or purchase of shares of Common Stock thereunder, then such award may not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

7.2    Non-Assignability.    Awards under the Plan shall not be assignable or transferable by the recipient thereof, except by will or by the laws of descent and distribution except as otherwise determined by the Committee. Accordingly, during the life of the recipient, such award shall be exercisable only by such person or by such person’s guardian or legal representative, unless the Committee determines otherwise.

7.3    Right to Terminate Employment; Effect of Disaffiliation.    Nothing in the Plan or in any agreement entered into pursuant to the Plan shall confer upon any Participant the right to continue in the employment of the Company, to continue to be nominated or serve on the Board of Directors, or affect any right which the Company may have to terminate the employment of such Participant. If an Affiliate ceases to be an Affiliate as a result of the sale or other disposition by Sunoco, Inc. or one of its continuing Affiliates of its ownership interest in the former Affiliate, or otherwise, then individuals who remain employed by such former Affiliate thereafter shall be considered for all purposes under the Plan to have terminated their employment relationship with the Company.

7.4    Non-Uniform Determinations.    The Committee’s determinations under the Plan (including without limitation, determinations of the persons to receive awards, the form, amount and timing of such awards, the terms and provisions of such awards, and the agreements evidencing same) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan, whether or not such persons are similarly situated.

7.5    Rights as a Shareholder.    The recipient of any award under the Plan shall have no rights as a shareholder with respect thereto unless and until shares of Common Stock are issued on behalf of such recipient in “book-entry” form, in the records of the Company’s transfer agent and registrar, or certificates have been issued for such shares.

7.6    Leaves of Absence.    The Committee shall be entitled to make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any leave of absence taken by the recipient of any award. Without limiting the generality of the foregoing, the Committee shall be entitled to determine (a) whether or not any such leave of absence shall constitute a termination of employment within the meaning of the Plan and (b) the impact, if any, of any such leave of absence on awards under the Plan theretofore made to any recipient who takes such leaves of absence.

7.7    Newly Eligible Employees.    The Committee shall be entitled to make such rules, regulations, determinations and awards as it deems appropriate in respect of any employee who becomes eligible to participate in the Plan or any portion thereof after the commencement of an award or incentive period.

7.8    Adjustments.    In any event of any change in the outstanding Common Stock by reason of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like, the Committee may appropriately adjust the number of shares of Common Stock which may be issued under the Plan, the number of shares of Common Stock subject to Options theretofore granted under the Plan, the Option Price of Options theretofore granted under the Plan, the number of Common Stock Units theretofore awarded under the Plan and any and all other matters deemed appropriate by the Committee.

7.9    Amendment of the Plan.

(a) The Committee may, without further action by the shareholders and without receiving further consideration from the Participants, amend this Plan or condition or modify awards under this Plan in response to changes in securities or other laws or rules, regulations or regulatory interpretations thereof applicable to this Plan or to comply with stock exchange rules or requirements.

(b) The Committee may at any time, and from time to time, modify or amend the Plan, or any award granted under the Plan, in any respect; provided, however, that, without shareholder approval the Committee may not:

(1) increase the maximum award levels established in Section 2.7, including the maximum number of shares of Common Stock which may be issued under the Plan (other than increases pursuant to Section 7.8);

(2) extend the term during which an Option may be exercised beyond ten years from the date of grant; or

(3) alter the terms of any Option to reduce the Option Price, or cancel any outstanding Option award and replace it with a new Option, having a lower Option Price, where the economic effect would be the same as reducing the Option Price of the cancelled Option.

Except as provided in Section 7.9(a) above, no termination, modification or amendment of the Plan (or any award granted under the Plan), shall, without the consent of a Participant, affect the Participant’s rights under an award previously granted.

Sunoco, Inc.

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http://www.SunocoInc.com

Your Vote is Important!

You can vote in one of three ways:

OPTION 1:

Vote by Telephone – Call 1-877-290-2604 and respond to a few simple questions after entering the Control Number below. Telephone voting closes at 11:59 p.m. Eastern U.S. Time on Wednesday, April 30, 2003.*

Your Control Number is:
Call on a touch-tone telephone 1-877-290-2604 anytime. There is no charge for this call.
For Telephone/Internet Voting

OPTION 2:

Vote by Internet – Access http://www.proxyvoting.com/sunoco and respond to a few simple prompts after entering the Control Number above. Internet voting closes at 11:59 p.m. Eastern U.S. Time on Wednesday, April 30, 2003.*

Your telephone or Internet vote authorizes the named Proxies to vote your shares in the same manner as if you had marked, signed and returned your proxy card.

OPTION 3:	Vote by Mail – If you do not wish to vote using a touch-tone telephone or the Internet, complete and return the proxy card below in the envelope provided.*

Whichever method you choose, please vote promptly.

*In order to allow the SunCAP Trustee adequate time to vote the shares held in that plan, voting instructions from SunCAP participants must be received no later than 5:00 p.m. Eastern U.S. Time on Tuesday, April 29, 2003.

Fold and Detach Here	Fold and Detach Here

Sunoco, Inc. Ten Penn Center 1801 Market Street Philadelphia, PA 19103-1699	THIS PROXY AND VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SUNOCO, INC. FOR THE MAY 1, 2003 ANNUAL MEETING OF SHAREHOLDERS OR ANY ADJOURNMENTS THEREOF.

The undersigned appoints J. G. DROSDICK and A. C. MULE´ and each of them, with full power of substitution, as proxies and attorneys-in-fact (the “Proxies”) to vote as indicated all shares of Sunoco, Inc. Common Stock, which the undersigned is entitled to vote, and in their discretion, to vote upon such other business as may properly come before the 2003 Annual Meeting. This proxy card also provides voting instructions for shares held for the account of the undersigned, if any, in the Sunoco, Inc. Capital Accumulation Plan (“SunCAP”). For additional explanatory information, see the “Questions and Answers” section of the accompanying proxy statement.

SIGNATURE                                     SIGNATURE                                      DATED

Please sign exactly as your name appears above. When signing as attorney, executor, administrator, trustee, guardian, etc., give full title. If stock is jointly owned, each joint owner should sign.

CONTINUED ON REVERSE SIDE

This proxy and voting instruction card, when properly executed, will be voted by the Proxies in the manner designated below. For shares not held in SunCAP, if this proxy and voting instruction card is returned signed, but there is no indication of a vote or if it is not clear which box is checked, the Proxies will vote FOR proposals (1) through (3). SunCAP shares will be voted in accordance with the terms of that plan.

The Board of Directors unanimously recommends a vote FOR proposals (1) through (3).

(1) Election of a Board of Directors:

				FOR All Nominees Listed	WITHHOLD From All Nominees Listed
01 - R. J. Darnall	04 - T. P. Gerrity	07 - R. D. Kennedy	10 - R. A. Pew	☐	☐
02 - J. G. Drosdick	05 - R. B. Greco	08 - R. H. Lenny	11 - G. J. Ratcliffe
03 - U. F. Fairbairn	06 - J. G. Kaiser	09 - N. S. Matthews

FOR all nominees, except vote withheld from the following nominee(s), if any:

(2)	Approval of the amendment and restatement of the Long-Term Performance Enhancement Plan II:	☐	FOR	☐	AGAINST	☐	ABSTAIN

(3)	Ratification of the appointment of Ernst & Young LLP as independent auditors for fiscal year 2003:	☐	FOR	☐	AGAINST	☐	ABSTAIN

☐	Please check ONLY if you plan to attend the 2003 Annual Meeting. Admission tickets are required and will be mailed to you.

☐	Please check if you have multiple shareholders in your household and want to consent to receive only one set of the annual report and proxy statement. Your consent will remain effective, and will apply to future annual meeting materials, until revoked. (See page 7 of the 2003 Proxy Statement, Question 14)

☐	Please check if you consent to access future annual reports and proxy statements electronically via the Internet instead of receiving them in the mail. Your consent will remain effective, and will apply to future annual meeting materials, until revoked.

Please sign and date your proxy card on the reverse side and return it promptly in the envelope provided.